Exhibit 2.1

GreenMan Technologies

Execution Version

GreenMan Technologies of Iowa, Inc.
GreenMan Technologies of Minnesota, Inc.
Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of September 12, 2008, is by and among Liberty Tire Services, LLC, a Delaware limited liability company (“LTS”); Liberty Tire Services of Ohio, LLC, a Delaware limited liability company and wholly owned subsidiary of LTS (“Purchaser”); GreenMan Technologies, Inc., a Delaware corporation (“GTI”); GreenMan Technologies of Iowa, Inc., an Iowa corporation and wholly owned subsidiary of GTI (“GTIA”); and GreenMan Technologies of Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of GTI (“GTMN” and, together with GTIA, “Sellers”).

Sellers operate their businesses of tire collection, disposal, shredding, processing, recycling and sale of used tires, including without limitation the production of tire derived fuel chips, tire derived mulch, tire shreds, crumb rubber and other tire derived feedstock, located primarily in Iowa and Minnesota, although they also conduct business in Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin (collectively, the “Business”), utilizing (i) GTIA’s leased facility located at 1914 E. Euclid Avenue, Des Moines, Iowa (such real property together with all improvements and equipment located thereon, the “Des Moines Facility”); and (ii) GTMN’s leased facility located at 12498 Wyoming Avenue, Savage, Minnesota (such real property together with all improvements and equipment located thereon, the “Savage Facility”).

The foregoing named plants and facilities are referred to herein collectively as, the “Business Facilities.”  Further, as used in this Agreement, the “LTS Group Members” means LTS and Purchaser, and the “GTI Group Members” means GTI, GTIA and GTMN.  Certain additional terms used in this Agreement are separately defined in the Addendum attached hereto and are integral to this Agreement.

Sellers desire to sell and assign to Purchaser substantially all assets related to or used in connection with the Business, including, without limitation, their leasehold rights to the Business Facilities, and Purchaser desires to purchase such assets from Sellers, each in separate transactions below.

The parties to this Agreement agree as follows:

ARTICLE I
The Sale and Purchase Transactions

1.1           The GTIA Transaction.  The transactions set forth in this Section 1.1 are referred to herein collectively as the “GTIA Transaction.”

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(a)           Purchase of GTIA Purchased Assets.  Effective at the Effective Time (as defined in Section 2.1), Purchaser shall purchase from GTIA, and GTIA shall sell to Purchaser, free and clear of all Indebtedness and Encumbrances, except for Indebtedness expressly identified on Schedule 1.1(c) and Permitted Encumbrances, all of GTIA’s right, title and interest in and to all of its assets, properties, rights and business as a going concern of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, related to or used in its operation of the Business (other than the GTIA Retained Assets, as defined in Section 1.1(b)), including those identified in this Section 1.1(a) below (collectively, the “GTIA Purchased Assets”):

(i)           all of GTIA’s right, title and interest in the leaseholds, leasehold improvements and fixtures for all Leased Real Property (as defined in Section 4.14) leased by GTIA as lessee, which is more particularly described on Schedule 4.14, including the Des Moines Facility, and including any security deposits for Leased Real Property leased by GTIA as lessee;

(ii)           all of the parts and supplies inventory, machinery, equipment, shop tools and equipment, shredders, processing equipment, support equipment, tippers, magnetic equipment, peripherals, parts, tooling, fork lifts, tractors, trucks, bulldozers, graders, loaders, unloaders, back hoes, dump trucks, containers, trailers, cabs, other vehicles (whether titled or untitled), radios, motors, furniture, office equipment and supplies, fixtures, and other tangible personal property, owned by GTIA and related to or used in the Business, including those identified on Schedule 1.1(a)(ii);

(iii)           all inventory of tires, tire shreds, tire chips, crumb rubber and other finished rubber products located at the Leased Real Property on the Closing Date;

(iv)           all of GTIA’s computer equipment and related software and licenses related to or used in the Business, including those identified on Schedule 1.1(a)(iv);

(v)           all other tangible assets located at the Leased Real Property leased by GTIA as lessee, including the Des Moines Facility;

(vi)           all of GTIA’s books, records, files, manuals, sales and credit reports, customer lists, customer records, billing information, routing sheets, warranty records and similar documents and other information related to or used in the operation of the Business, whether inscribed on tangible medium or stored in electronic or other medium, and other assets related to or used in the Business;

(vii)           all of GTIA’s rights under all Contracts related to or used in the Business, including those identified on Schedule 1.1(a)(vii), including, without limitation, all Contracts related to GTIA’s acquisition of its businesses;

(viii)          all of GTIA’s rights under all Governmental Authorizations held by it in connection with the Business, including those Governmental Authorizations identified on Schedule 1.1(a)(viii);

(ix)           all of GTIA’s claims, choses in action, causes of action and judgments related to the Business and all warranties in favor of GTIA related to the Business or the other assets described in this Section 1.1(a);

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(x)           all of GTIA’s right, title and interest in all leases for personal property, including equipment and rolling stock, entered into in connection with the Business, including those identified on Schedule 1.1(a)(x), and including security deposits relating thereto;

(xi)           all notes and accounts receivable and other rights to payment due from customers of GTIA and the full benefit of any security for such accounts or rights to payment, other than those notes and accounts receivable and other rights to payment due from the GTI Group Members or their Affiliates;

(xii)           all of GTIA’s pre-paid expenses (including software license fees, annual license fees for vehicles, and insurance premiums) related to the Business;

(xiii)          all of GTIA’s intangible rights and property, including goodwill and rights in and to any trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof (other than rights in the name “GreenMan Technologies of Iowa,” which shall be the subject of the license described in Section 2.2(c), below), and any other forms of intellectual property, and all research related to the Business conducted by GTIA, all rights to GTIA’s telephone numbers, facsimile numbers, e-mail addresses, Internet sites, Internet addresses and domain names thereof and other listings;

(xiv)          all of GTIA’s customer relationships, outstanding customer orders and goodwill and right to own and operate its Business; and

(xv)           all assets not otherwise identified above that are owned or leased and used or employed by GTIA in connection with the Business.

This Section 1.1(a) and the Schedules referred to herein identify all of the GTIA Purchased Assets that will be conveyed herein by GTIA.  If and to the extent that GTI has any interest in any of the GTIA Purchased Assets, then at the Effective Time (as defined in Section 2.1), GTI shall be deemed to have sold, transferred and assigned all such interests to Purchaser for no additional consideration.

(b)           GTIA Retained Assets.  GTIA shall retain and the GTIA Purchased Assets shall not include all of its other assets, including the following (collectively, the “GTIA Retained Assets”):

(i)           any of GTIA’s cash and cash equivalents, including bank accounts and mutual fund accounts;

(ii)           any cash securing any Governmental Authorization held by GTIA;

(iii)           any deposits under closure bonds in the name of GTIA;

(iv)           any Seller Plans (as defined in Section 4.15) (including any Seller Plans listed on Schedule 4.15);

(v)           any Tax Returns and Tax records of GTIA and any business records required by law to be retained by GTIA; provided, that such records shall be available to Purchaser to the extent reasonably necessary for its Tax purposes;

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(vi)           all of GTIA’s minute and stock book records;

(vii)           any accounts receivable owed to GTIA by any other GTI Group Member or their Affiliates;

(viii)          any of GTIA’s agreements, Contracts, understandings or business relationships with GTI or any of its Affiliates (other than the other Seller), except for those listed and identified as such on Schedule 1.1(a)(vii));

(ix)           shares of stock, equity interests or ownership or debt securities in any other Person;

(x)           all rights in the name “GreenMan Technologies of Iowa,” subject to the license described in Section 2.2(c), below; and

(xi)           all of GTIA’s rights under the Asset Purchase Agreement, dated March 1, 2006, by and among MTR of Georgia, Inc., GreenMan Technologies of Georgia, Inc., and GreenMan Technologies, Inc. (the “MTR Purchase Agreement”).

(c)           GTIA Assumed Liabilities.  Effective at the Effective Time, Purchaser shall assume only (i) the obligations of GTIA existing as of the Effective Time expressly set forth in the Contracts identified on Schedule 1.1(a)(vii), the Governmental Authorizations identified on Schedule 1.1(a)(viii), the payment obligations for GTIA’s trade payables reflected on the Closing Working Capital Statement (as defined in Section 1.4(d)), and any Indebtedness expressly identified on Schedule 1.1(c), none of which will be repaid at Closing, other than (with respect to any of the preceding in this clause (i)) for Liabilities arising out of any violation, breach or non-performance of the terms or obligations thereunder or expenses, costs or payments owing as of the Effective Time or applicable prior to the Effective Time; and (ii) other short term accruals of GTIA expressly identified on the Closing Date Certificate Example (as defined below) to the extent included in Current Liabilities as provided in Section 1.4(c) (collectively, the “GTIA Assumed Liabilities”).

(d)           GTIA Retained Liabilities.  Except for the GTIA Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities of any kind or nature whatsoever of GTIA, GTI or GTMN (except as provided in Section 1.2(c)), existing before, on or after the Effective Time or arising out of any transactions entered into, or any state of facts existing before, on or after the Effective Time, and whether or not related to or arising out of any of the GTIA Purchased Assets (the “GTIA Retained Liabilities”).  Without limiting the foregoing, except as set forth on the Closing Working Capital Statement in the amounts set forth therein, the term “GTIA Retained Liabilities” shall include:

(i)           Liabilities arising out of or relating to claims for breaches of warranties or products liability with respect to any product shipped or manufactured by, or any services provided by, GTIA in whole or in part, prior to the Closing Date;

(ii)           Liabilities of GTIA to any Related Party;

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(iii)           Liabilities the existence of which constitute a breach of the representations, warranties or covenants of GTIA contained in this Agreement; or for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Contemplated Transactions, including all legal and accounting fees and all brokers or finders fees or commissions payable by GTIA;

(iv)           Liabilities for any Taxes of GTIA, whether or not by reason of, or in connection with, the Contemplated Transactions, including (A) any Taxes arising as a result of GTIA’s operation of its business or ownership of the GTIA Purchased Assets prior to the Closing Date, (B) any liability of GTIA for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (C) any Taxes that will arise as a result of the sale of the GTIA Purchased Assets pursuant to this Agreement;

(v)           Liabilities attributable to the GTIA Retained Assets; that are incurred outside the ordinary course of business or not consistent with past practice; or that are not clearly included in the express terms of the Contracts and Governmental Authorizations identified in clause (i) of Section 1.1(c);

(vi)           Liabilities to, under or with respect to any Seller Plan or other Benefit Plan and the administration of any Seller Plan, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, disability and occupational diseases of or with respect to employees or former employees of GTIA, under any employment, severance, retention or termination agreement with any employee of GTIA or any of its Related Parties, or arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

(vii)          Except for Indebtedness identified on Schedule 1.1(c), Liabilities of GTIA for or arising out of any Indebtedness, including any Contract giving rise to any Indebtedness;

(viii)         Liabilities relating to Legal Proceedings that exist on the Closing Date and any Legal Proceedings that arise after the Closing Date that arise out of transactions entered into, or any state of facts existing, on or before the Closing Date;

(ix)           Environmental Liabilities of GTIA arising out of or relating to:

(A)           the GTIA Retained Assets or any properties previously owned, leased or operated by GTIA;

(B)           any violation of Environmental Laws existing prior to or as of the Closing Date arising from or related to (1) the ownership, use or operation of the Business, any Facility, or any GTIA Purchased Assets; (2) the design, configuration or condition of any equipment or Facilities; (3) the failure to have or to comply with any Governmental Authorization required by Environmental Laws prior to or as of the Closing Date; or (4) the failure to have, maintain or properly operate programs and equipment for monitoring of, or the failure to report in an accurate and timely manner any discharges, emissions, Releases, employee exposures, incidents, or occupational health and safety conditions;

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(C)           Existing Environmental Conditions, including any such Environmental Liabilities for (1) Environmental Remedial Actions to address Existing Environmental Conditions; (2) claims asserted by any third party (including any employee of GTIA or Purchaser) for bodily injury, death, or property damage allegedly caused by, or arising from exposure to, any Existing Environmental Condition; (3) any natural resource damages arising from any Existing Environmental Condition, and (4) any Liabilities relating to any off-site transportation, treatment, disposal or Release of any Regulated Materials resulting from any Environmental Remedial Action to address Existing Environmental Conditions, whether such Environmental Remedial Action is taken before or after the Closing Date;

(D)           the storage, transportation, treatment, disposal, discharge, recycling or Release of any Regulated Material at any Off-Site Location by GTIA on or before the Closing Date, or the arrangement by GTIA for any storage, transportation, treatment, disposal, discharge, recycling, or Release of any Regulated Material at any Off-Site Location on or before the Closing Date; and

(E)           any contractual indemnity obligations relating to requirements of Environmental Law or Environmental Liabilities that GTIA has undertaken in connection with the Business or any Facilities;

(x)           Liabilities, including penalties, fines, levies and assessments, arising out of any violation or breach of, or noncompliance with, any Contracts, Governmental Authorizations or Legal Requirements by GTIA or any other person acting as agent for or on behalf of any of GTIA; and

(xi)           Liabilities of GTIA under the MTR Purchase Agreement.

(e)           GTIA Purchase Price.  The purchase price for the GTIA Purchased Assets shall be the proportion of the Purchase Price (as defined in Section 1.3(a)) allocated to the GTIA Purchased Assets as provided in Section 1.3(c) plus the assumption of the GTIA Assumed Liabilities (the “GTIA Purchase Price”), as adjusted and payable in accordance with Section 1.3(c) and Section 1.4.

(f)           Allocation of the GTIA Purchase Price. The GTIA Purchase Price shall be allocated among the GTIA Purchased Assets in accordance with the allocation set forth on Schedule 1.1(f).  GTIA and Purchaser shall report the federal, state and local income and other Tax consequences of the purchase and sale of the GTIA Purchased Assets contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise unless otherwise required by applicable Legal Requirements.  Any Working Capital Adjustment (as defined in Section 1.4(a)) or EBITDA True-Up Amount (as defined in Section 1.4(f)) allocated to the GTIA Purchase Price shall be allocated among the GTIA Purchased Assets consistent with the allocation set forth on Schedule 1.1(f) and shall be binding upon GTIA and Purchaser.

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1.2           The GTMN Transaction.  The transactions set forth in this Section 1.2 are referred to herein collectively as the “GTMN Transaction.”

(a)           Purchase of GTMN Purchased Assets.  Effective at the Effective Time, Purchaser shall purchase from GTMN, and GTMN shall sell to Purchaser, free and clear of all Indebtedness and Encumbrances, except for Indebtedness expressly identified on Schedule 1.2(c) and Permitted Encumbrances, all of GTMN’s right, title and interest in and to all of its assets, properties, rights and business as a going concern of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, related to or used in its operation of the Business (other than the GTMN Retained Assets, as defined in Section 1.2(b)), including those identified in this Section 1.2(a) below (collectively, the “GTMN Purchased Assets” and, together with the GTIA Purchased Assets, the “Purchased Assets”):

(i)           all of GTMN’s right, title and interest in the leaseholds, leasehold improvements and fixtures for all Leased Real Property (as defined in Section 4.14) leased by GTMN as lessee, which is more particularly described on Schedule 4.14, including the Savage Facility, and including any security deposits for Leased Real Property leased by GTMN as lessee;

(ii)           all of the parts and supplies inventory, machinery, equipment, shop tools and equipment, shredders, processing equipment, support equipment, tippers, magnetic equipment, peripherals, parts, tooling, fork lifts, tractors, trucks, bulldozers, graders, loaders, unloaders, back hoes, dump trucks, containers, trailers, cabs, other vehicles (whether titled or untitled), radios, motors, furniture, office equipment and supplies, fixtures, and other tangible personal property, owned by GTMN and related to or used in the Business, including those identified on Schedule 1.2(a)(ii);

(iii)           all inventory of tires, tire shreds, tire chips, crumb rubber and other finished rubber products located at the Leased Real Property on the Closing Date;

(iv)           all of GTMN’s computer equipment and related software and licenses related to or used in the Business, including those identified on Schedule 1.2(a)(iv);

(v)           all other tangible assets located at the Leased Real Property leased by GTMN as lessee, including the Savage Facility;

(vi)           all of GTMN’s books, records, files, manuals, sales and credit reports, customer lists, customer records, billing information, routing sheets, warranty records and similar documents and other information related to or used in the operation of the Business, whether inscribed on tangible medium or stored in electronic or other medium, and other assets related to or used in the Business;

(vii)           all of GTMN’s rights under all Contracts related to or used in the Business, including those identified on Schedule 1.2(a)(vii), including, without limitation, all Contracts related to GTMN’s acquisition of its businesses;

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(viii)          all of GTMN’s rights under all Governmental Authorizations held by it in connection with the Business, including those Governmental Authorizations identified on Schedule 1.2(a)(viii);

(ix)           all of GTMN’s claims, choses in action, causes of action and judgments related to the Business and all warranties in favor of GTMN related to the Business or the other assets described in this Section 1.2(a);

(x)           all of GTMN’s right, title and interest in all leases for personal property, including equipment and rolling stock, entered into in connection with the Business, including those identified on Schedule 1.2(a)(x), and including security deposits relating thereto;

(xi)           all notes and accounts receivable and other rights to payment due from customers of GTMN and the full benefit of any security for such accounts or rights to payment, other than those notes and accounts receivable and other rights to payment due from the GTI Group Members or their Affiliates;

(xii)           all of GTMN’s pre-paid expenses (including software license fees, annual license fees for vehicles, and insurance premiums) related to the Business;

(xiii)          all of GTMN’s intangible rights and property, including goodwill and rights in and to any trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof (other than rights in the name “GreenMan Technologies of Minnesota,” which shall be the subject of the license described in Section 2.2(c), below), and any other forms of intellectual property, and all research related to the Business conducted by GTMN, all rights to GTMN’s telephone numbers, facsimile numbers, e-mail addresses, Internet sites, Internet addresses and domain names thereof and other listings;

(xiv)          all of GTMN’s customer relationships, outstanding customer orders and goodwill and right to own and operate its Business; and

(xv)           all assets not otherwise identified above that are owned or leased and used or employed by GTMN in connection with the Business.

This Section 1.2(a) and the Schedules referred to herein identify all of the GTMN Purchased Assets that will be conveyed herein by GTMN.  If and to the extent that GTI has any interest in any of the GTMN Purchased Assets, then at the Effective Time, GTI shall be deemed to have sold, transferred and assigned all such interests to Purchaser for no additional consideration.

(b)           GTMN Retained Assets.  GTMN shall retain and the GTMN Purchased Assets shall not include all of its other assets, including the following (collectively, the “GTMN Retained Assets”):

(i)           any of GTMN’s cash and cash equivalents, including bank accounts and mutual fund accounts;

(ii)           any cash securing any Governmental Authorization held by GTMN;

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(iii)           any deposits under closure bonds in the name of GTMN;

(iv)           any Seller Plans (as defined in Section 4.15) (including any Seller Plans listed on Schedule 4.15);

(v)           any Tax Returns and Tax records of GTMN and any business records required by law to be retained by GTMN; provided, that such records shall be available to Purchaser to the extent reasonably necessary for its Tax purposes;

(vi)           all of GTMN’s minute and stock book records;

(vii)           any accounts receivable owed to GTMN by any other GTI Group Member or their Affiliates;

(viii)          any of GTMN’s agreements, Contracts, understandings or business relationships with GTI or any of its Affiliates (other than the other Seller), except for those listed and identified as such on Schedule 1.2(a)(vii));

(ix)           shares of stock, equity interests or ownership or debt securities in any other Person;

(x)           all rights in the name “GreenMan Technologies of Minnesota,” subject to the license described in Section 2.2(c), below; and

(xi)           all of GTMN’s rights under the MTR Purchase Agreement.

(c)           GTMN Assumed Liabilities.  Effective at the Effective Time, Purchaser shall assume only (i) the obligations of GTMN existing as of the Effective Time expressly set forth in the Contracts identified on Schedule 1.2(a)(vii), the Governmental Authorizations identified on Schedule 1.2(a)(viii), and the payment obligations for GTMN’s trade payables reflected on the Closing Working Capital Statement (as defined in Section 1.4(d)), and any Indebtedness expressly identified on Schedule 1.2(c), none of which will be repaid at Closing, other than (with respect to any of the preceding in this clause (i)) for Liabilities arising out of any violation, breach or non-performance of the terms or obligations thereunder or expenses, costs or payments owing as of the Effective Time or applicable prior to the Effective Time; and (ii) other short term accruals of GTMN expressly identified on the Closing Date Certificate Example to the extent included in Current Liabilities as provided in Section 0 (collectively, the “GTMN Assumed Liabilities” and, together with the GTIA Assumed Liabilities, the “Assumed Liabilities”).

(d)           GTMN Retained Liabilities.  Except for the GTMN Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities of any kind or nature whatsoever of GTMN, GTI or GTIA (except as provided in Section 1.1(c)), existing before, on or after the Effective Time or arising out of any transactions entered into, or any state of facts existing before, on or after the Effective Time, and whether or not related to or arising out of any of the GTMN Purchased Assets (the “GTMN Retained Liabilities”).  Without limiting the foregoing, except as set forth on the Closing Working Capital Statement in the amounts set forth therein, the term “GTMN Retained Liabilities” shall include:

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(i)           Liabilities arising out of or relating to any product shipped or manufactured by, or any services provided by, GTMN in whole or in part, prior to the Closing Date;

(ii)           Liabilities of GTMN to any Related Party;

(iii)           Liabilities the existence of which constitute a breach of the representations, warranties or covenants of GTMN contained in this Agreement; or for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the Contemplated Transactions, including all legal and accounting fees and all brokers or finders fees or commissions payable by GTMN;

(iv)           Liabilities for any Taxes of GTMN, whether or not by reason of, or in connection with, the Contemplated Transactions, including (A) any Taxes arising as a result of GTMN’s operation of its business or ownership of the GTMN Purchased Assets prior to the Closing Date, (B) any liability of GTMN for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (C) any Taxes that will arise as a result of the sale of the GTMN Purchased Assets pursuant to this Agreement;

(v)           Liabilities attributable to GTMN Retained Assets; that are incurred outside the ordinary course of business or not consistent with past practice; or that are contingent in nature and not clearly included in the express terms of the Contracts and Governmental Authorizations identified in clause (i) of Section 1.2(c);

(vi)           Liabilities to, under or with respect to any Seller Plan or other Benefit Plan and the administration of any Seller Plan, or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, disability and occupational diseases of or with respect to employees or former employees of GTMN, under any employment, severance, retention or termination agreement with any employee of GTMN or any of its Related Parties, or arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser;

(vii)           Except for Indebtedness identified on Schedule 1.2(c), Liabilities of GTMN for or arising out of any Indebtedness, including any Contract giving rise to any Indebtedness;

(viii)          Liabilities relating to Legal Proceedings that exist on the Closing Date and any Legal Proceedings that arise after the Closing Date that arise out of transactions entered into, or any state of facts existing, on or before the Closing Date;

(ix)           Environmental Liabilities of GTMN arising out of or relating to;

(A)           the GTMN Retained Assets or any properties previously owned, leased or operated by GTMN;

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(B)           any violation of Environmental Laws existing prior to or as of the Closing Date arising from or related to (1) the ownership, use or operation of the Business, any Facility, or any GTMN Purchased Assets; (2) the design, configuration or condition of any equipment or Facilities; (3) the failure to have or to comply with any Governmental Authorization required by Environmental Laws prior to or as of the Closing Date; or (4) the failure to have, maintain or properly operate programs and equipment for monitoring of, or the failure to report in an accurate and timely manner any discharges, emissions, Releases, employee exposures, incidents, or occupational health and safety conditions;

(C)           Existing Environmental Conditions, including any such Environmental Liabilities for (1) Environmental Remedial Actions to address Existing Environmental Conditions; (2) claims asserted by any third party (including any employee of GTMN or Purchaser) for bodily injury, death, or property damage allegedly caused by, or arising from exposure to, any Existing Environmental Condition; (3) any natural resource damages arising from any Existing Environmental Condition, and (4) any Liabilities relating to any off-site transportation, treatment, disposal or Release of any Regulated Materials resulting from any Environmental Remedial Action to address Existing Environmental Conditions, whether such Environmental Remedial Action is taken before or after the Closing Date;

(D)           the storage, transportation, treatment, disposal, discharge, recycling or Release of any Regulated Material at any Off-Site Location by GTMN on or before the Closing Date, or the arrangement by GTMN for any storage, transportation, treatment, disposal, discharge, recycling, or Release of any Regulated Material at any Off-Site Location on or before the Closing Date; and

(E)           any contractual indemnity obligations relating to requirements of Environmental Law or Environmental Liabilities that GTMN has undertaken in connection with the Business or any Facilities;

(x)           Liabilities, including penalties, fines, levies and assessments, arising out of any violation or breach of, or noncompliance with, any Contracts, Governmental Authorizations or Legal Requirements by GTMN or any other person acting as agent for or on behalf of GTMN;

(xi)           Liabilities of GTMN under the MTR Purchase Agreement.

(e)           GTMN Purchase Price.  The purchase price for the GTMN Purchased Assets shall be the proportion of the Purchase Price (as defined in Section 1.3(a)) allocated to the GTMN Purchased Assets as provided in Section 1.3(c) plus the assumption of the GTMN Assumed Liabilities (the “GTMN Purchase Price”), as adjusted and payable in accordance with Section 1.3(c) and Section 1.4.

(f)           Allocation of the GTMN Purchase Price. The GTMN Purchase Price shall be allocated among the GTMN Purchased Assets in accordance with the allocation set forth on Schedule 1.2(f).  GTMN and Purchaser shall report the federal, state and local income and other Tax consequences of the purchase and sale of the GTMN Purchased Assets contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise unless otherwise required by applicable Legal Requirement.  Any Working Capital Adjustment (as defined in Section 1.4(a)) or EBITDA True-Up Amount (as defined in Section 1.4(f)) allocated to the GTMN Purchase Price shall be allocated among the GTMN Purchased Assets consistent with the allocation set forth on Schedule 1.2(f) and shall be binding upon GTMN and Purchaser.

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1.3           Purchase Price.

(a)           Purchase Price. The aggregate consideration for the Purchased Assets shall be an amount equal to (i) five dollars ($5.00) for each dollar of EBITDA for the Business (as defined in and determined pursuant to Section 1.3(b)) for the twelve (12) month period commencing on October 1, 2007 and ending on September 30, 2008 (the “Measurement Period”) (such aggregate amount, the “EBITDA Amount”) minus (ii) $492,000 minus (iii) all outstanding Indebtedness identified on Schedules 1.1(c) and 1.2(c) (which will be assumed by Purchaser and not paid at Closing) (the “Assumed Indebtedness”), plus (iv) the assumption of the Assumed Liabilities (such net amount, the “Purchase Price”), adjusted by the Working Capital Adjustment and subject to the EBITDA True-Up in accordance with Section 1.4.  The Purchase Price shall be allocated among the Purchased Assets as follows: 41.81% of the Purchase Price shall be allocated to the GTIA Purchased Assets and 58.19% of the Purchase Price shall be allocated to the GTMN Purchased Assets; provided, however, that any Working Capital Adjustment (as defined below) or EBITDA True-Up Amount (as defined below) shall be allocated according to each Seller’s proportionate contribution to such Working Capital Adjustment or EBITDA True-Up Amount.

(b)           EBITDA.  “EBITDA” for the Business means the earnings of the Business from operations before interest, taxes, depreciation and amortization, determined solely in accordance with generally accepted accounting principles (“GAAP”) derived from the unaudited segmented income statement for the fiscal year ended September 30, 2008 included in the unaudited segmented financial statements of Sellers at September 30, 2008 and for the fiscal year then ended (the “2008 Segmented Financial Statements”), which GTI shall deliver to Purchaser by October 24, 2008.  GTI shall reconcile the 2008 Segmented Financial Statements (in a manner consistent with the reconciliations included in Exhibit J) to the audited consolidated financial statements of GTI and its subsidiaries at September 30, 2008 and for the fiscal year then ended (the “2008 Audited Financial Statements”), which reconciliation GTI shall deliver to Purchaser together with the 2008 Audited Financial Statements by December 12, 2008.  EBITDA shall be determined solely and exclusively for the Business as a stand-alone business enterprise.  No extraordinary gains or losses under GAAP shall be included in determining EBITDA.  EBITDA shall be determined in the ordinary course, consistent with past practice, through the end of the Measurement Period, except that no items of accelerated or prepaid income shall be included, no income from Affiliates of or Related Parties to any GTI Group Member shall be included, no gain or loss on the sale of assets shall be included, no overhead expense allocation of GTI shall be included, and no income outside the ordinary course of Business or not consistent with past practice shall be included.  EBITDA shall include the burden of a full year’s Gainshare (GTI’s bonus program) compensation.

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(c)           Payment of the Purchase Price.  Subject to the terms and conditions herein, the Purchase Price shall be paid as follows:

(i)           Deposit.  On July 9, 2008, LTS delivered to BNY Mellon, National Association (the “Escrow Agent”), a deposit of Fifty Thousand Dollars ($50,000) (the “Initial Deposit”).  At the date of this Agreement, LTS is delivering to the Escrow Agent an additional deposit of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Second Deposit” and, together with the Initial Deposit and all earnings thereon, the “Deposit”).  At the Closing, the Deposit shall be applied against payment of the Purchase Price as provided in Section 1.3(c)(ii) below.  In the event there is no Closing due to a Seller Fault (as defined below), the parties shall direct the Escrow Agent to deliver the Deposit to LTS.  In the event there is no Closing for any reason other than a Seller Fault, the parties shall direct the Escrow Agent to deliver the Deposit to GTI.  For the purposes of this Section 1.3(c)(i) the term “Seller Fault” shall mean (A) any misrepresentation by a GTI Group Member the effect of which would have a material adverse effect on the value of the Business or the Purchased Assets, (B) any failure by a GTI Group Member to deliver at any time prior to the Closing any requested documentation or information that would materially adversely affect the value of the Business or the Purchased Assets, (C) a material breach by a GTI Group Member of this Agreement, (D) any failure by a GTI Group Member to cooperate fully and in good faith with the LTS Group Members in connection with their due diligence efforts related to the Contemplated Transactions, (E) any condition or state of facts identified by an LTS Group Member in connection with its due diligence efforts reasonably expected to have a material adverse effect on the value of the Business or the Purchased Assets, (F) failure of a GTI Group Member to obtain all necessary approvals to close or (G) the failure of Purchaser or the GTI Group Members, as applicable, to obtain (x) a Waste Tire Facility Permit from the Minnesota Pollution Control Agency, (y) a Solid Waste Facility License from Scott County Community Development Division, Environmental Health Department and (z) a Permit for Waste Tire Processing from the State of Iowa, Department of Natural Resources, as required for Purchaser to own and operate the Purchased Assets and the Business after the Closing; provided, however, there shall be no “Seller Fault” unless and until LTS notifies GTI of its intent to terminate the transaction due to a Seller Fault, and the applicable GTI Group Member fails to cure (or the parties agree that such GTI Group Member is unable to cure) the Seller Fault to LTS’s reasonable satisfaction within five (5) business days following such notice (or as extended by LTS at its sole discretion).

(ii)           Closing Payment. At Closing, Purchaser (x) shall direct the Escrow Agent to deliver the Deposit to GTI and (y) shall deliver to GTI (on behalf of Sellers) an amount equal to (A) the EBITDA Amount, minus (B) $492,000, minus (C) Assumed Indebtedness, minus (D) any Indebtedness that will be repaid at Closing by Purchaser on behalf of the GTI Group Members (which excludes Assumed Indebtedness), plus or minus, as applicable, (E) an amount equal to a good faith estimate of the Working Capital Adjustment (unless such estimate is zero), minus (F) each of the Purchase Price True-Up Holdback (as defined below) and the Indemnification Holdback (as defined below), and minus (G) the Deposit (such net amount, the “Closing Payment”), by wire transfer of federal funds to an account specified in writing by GTI at least two (2) business days prior to the Closing.  The parties agree to use the Initial EBITDA Statement and the Initial Working Capital Statement for the purposes of determining the Closing Payment, as provided in Section 1.3(vi) below.

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(iii)           Indebtedness.  At Closing, LTS shall repay the Closing Date Repayment Indebtedness on behalf of the GTI Group Members as provided in the payoff letters delivered pursuant to Section 2.2(a)(vii).

(iv)           Indemnification Holdback.  At Closing, Purchaser shall withhold from delivery of the Purchase Price an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Indemnification Holdback”).  Purchaser may setoff and recoup against the Indemnification Holdback any amounts due by GTI Group Members to Purchaser hereunder with respect to any GTI Group Member’s indemnification obligations under Article VI.  Purchaser shall deliver one-half (1/2) of the Indemnification Holdback, less any Purchaser claims for setoff or recoupment under this Agreement, on the date that is 180 days after the Closing Date (or the next business day if such date is not a business day) by wire transfer of federal funds to accounts to be designated by GTI within three (3) business days prior to payment.  The remainder of the Indemnification Holdback not distributed to Purchaser pursuant to this Agreement shall be delivered to GTI (on behalf of Sellers) on the date that is 365 days after the Closing Date (or the next business day if such date is not a business day) by wire transfer of federal funds to accounts to be designated by GTI within three (3) business days prior to payment.

(v)           Purchase Price True-Up Holdback.  At Closing, Purchaser shall withhold from delivery of the Purchase Price an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Purchase Price True-Up Holdback” and, together with the Indemnification Holdback, the “Holdback”) until the Closing Statements shall have been finalized and the last of the Purchase Price True-Up Amount (as such term is defined in Section 1.4(f)(iii)) is payable.  Purchaser may setoff and recoup against the Purchase Price True-Up Holdback any unpaid Purchase Price True-Up Amount then owing by Sellers.  Purchaser shall deliver the Purchase Price True-Up Holdback, less any Purchase Price True-Up Amount owing by Sellers under this Agreement, on the date that is three (3) business days following the date that the last of the Closing Statements are finalized by wire transfer of federal funds to accounts to be designated by GTI within three (3) business days prior to payment.

(vi)           Initial EBITDA Statement and Initial Working Capital Statement.  At least five (5) business days prior to the Closing Date, GTI shall deliver to Purchaser a certificate certified by GTI’s Chief Financial Officer in a form consistent with the Closing Date Certificate Example (as defined below) setting forth:

(A)            GTI’s good faith calculation of EBITDA for the Business (as defined in and determined pursuant to Section 1.3(b)) based on actual results for the Measurement Period, along with a copy of Sellers’ proposed Closing EBITDA Statement (the “Initial EBITDA Statement”), and all relevant information and support used in preparing the Initial EBITDA Statement, to be used to determine the Closing Payment, and

(B)           GTI’s good faith calculation of Working Capital of the Business (as defined and determined pursuant to Section 1.4(c)) as of the Effective Time, along with a copy of Sellers’ proposed Closing Working Capital Statement (the “Initial Working Capital Statement”), and all relevant information and support used in preparing the Initial Working Capital Statement, to be used to calculate the estimate of the Working Capital Adjustment and to determine the Closing Payment.

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If within two (2) business days following receipt thereof, Purchaser has not given GTI notice of any disagreement with the Initial EBITDA Statement or the Initial Working Capital Statement, they shall be used to determine the Closing Payment.  If Purchaser gives notice of such disagreement, the parties will use commercially reasonable good faith efforts to resolve the issues in dispute.  If all disputed issues are resolved, the EBITDA and estimated Working Capital Adjustment agreed to by the parties shall be used to determine the Closing Payment.  If the parties are unable to resolve all disputed issues within three (3) business days following Purchaser’s receipt thereof, the Initial EBITDA Statement and the Initial Working Capital Statement shall be as determined by Purchaser.

(vii)           Closing Date Certificate Example.  The Closing Date Certificate Example which is Exhibit A to this Agreement (the “Closing Date Certificate Example”) contains the parties’ agreed upon form of Closing Statements and methodologies for determining EBITDA of the Business and the Closing Date Working Capital based on the Interim Balance Sheet and actual EBITDA results from October 1, 2007 through the Interim Balance Sheet Date.  The Initial EBITDA Statement, the Initial Working Capital Statement and the Closing Statements shall be estimated or prepared (as the case may be) in a manner consistent with the Closing Date Certificate Example.

(viii)          Delivery of Purchase Price True-Up Amounts.  Purchaser or GTI (on behalf of Sellers), as the case may be, shall deliver (or refund, as the case may be) the applicable Purchase Price True-Up Amount by wire transfer of federal funds to an account designated by the other within three (3) business days after such Purchase Price True-Up Amount is finally determined.  Purchaser, however, may offset, setoff or recoup from the Purchase Price True-Up Holdback either Purchase Price True-Up Amount that is owed by Sellers to Purchaser.  Notwithstanding the foregoing, if one Purchase Price True-Up Amount in favor of Purchaser is due and the other Purchase Price True-Up Amount has not been finally determined at that time, then GTI (on behalf of Sellers) shall pay directly to Purchaser the Purchase Price True-Up Amount that is then due, and the full amount of the Purchase Price True-Up Holdback shall continue to be held by Purchaser to secure the other Purchase Price True-Up Amount.

(d)           Withholding.  Purchaser will be entitled to deduct and withhold from the Purchase Price any withholding Taxes or other amounts required under the Code or any applicable Legal Requirements to be deducted and withheld.  To the extent that any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

1.4           Working Capital Adjustment and EBITDA True-Up.

(a)           Working Capital Adjustment.  The Purchase Price was determined on the basis that Working Capital for the Business as of the Effective Time, derived solely from the Closing Working Capital Statement (“Closing Date Working Capital”), would equal $1,500,000 (“Target Working Capital”).  If Closing Date Working Capital (x) is less than Target Working Capital, then the Purchase Price shall be decreased dollar-for-dollar by the amount of such deficiency, or (y) exceeds Target Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the amount of such excess (such adjustment, the “Working Capital Adjustment”).  The Working Capital Adjustment shall be without prejudice to the LTS Group Members’ rights of indemnification under Section 6.1(b) for any breach by any GTI Group Member of the representations and warranties contained in Article IV (without any right to duplicate damages).

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(b)           EBITDA True-Up.  Simultaneously with determination of the Working Capital Adjustment, Purchaser shall have the right to review and verify the determination of EBITDA used to calculate the Purchase Price through review of the Initial EBITDA Statement, subject to the provisions of this Section 1.4.  If as a result of such review process it is determined that the EBITDA amount used to calculate the Purchase Price was incorrect, then the Purchase Price shall be corrected to reflect the proper EBITDA amount as reflected on the Closing EBITDA Statement (the “EBITDA True-Up”).

(c)           Working Capital.  “Working Capital” for the Business shall mean Current Assets minus Current Liabilities as of the Closing Date.  “Current Assets” for the Business, shall include only (A) accounts receivable that are less than 90 days old, (B) inventory included in the Purchased Assets, and (C) the unamortized portion of pre-paid expenses (including software license fees (to the extent that Purchaser elects to use such software), annual license fees for vehicles, and insurance premiums) to the extent that they provide commensurate value to Purchaser after the Closing. “Current Liabilities” for the Business, shall include only (A) trade accounts payable, (B) the Transferred Employees’ (as defined in Section 3.5) earned and unused vacation that was accrued during such Transferred Employees’ employment with Sellers, (C) all severance obligations and change of control payments that may become payable after the Closing as a result of the consummation of the Contemplated Transactions, (D) the estimated cost of processing all unprocessed tires included in the Purchased Assets, and (E) other accrued current liabilities of the Business. “Working Capital” for the Business shall include all items without regard to materiality and shall not include the GTIA Retained Assets or the GTMN Retained Assets (collectively, the “Retained Assets”) or the GTIA Retained Liabilities or the GTMN Retained Liabilities (collectively, the “Retained Liabilities”).  As an example, if the effective date of the transaction would have been the Interim Balance Sheet Date, then the Closing Working Capital Statement would have been as set forth on the Closing Date Certificate Example.

(d)           Preparation of the Closing EBITDA Statement and Closing Working Capital Statement. Within sixty (60) days following the Effective Time, Purchaser shall prepare and deliver to GTI (i) a statement of EBITDA for the Business for the Measurement Period (the “Closing EBITDA Statement”), and (ii) a statement of Working Capital for the Business as of the Effective Time (the “Closing Working Capital Statement” and, together, the “Closing Statements”).  The Closing Statements shall be derived solely from the 2008 Segmented Financial Statements and the Interim Balance Sheet, modified in each case to the extent required to be consistent with the definitions of EBITDA and Working Capital.  Each Closing Statement shall be prepared and determined in a manner consistent with the classifications, judgments and estimation and calculation methodologies used in the preparation of the Closing Date Certificate Example, and any conflict or ambiguity between this Agreement, the 2008 Segmented Financial Statements and the Closing Date Certificate Example shall be resolved in favor of the Closing Date Certificate Example.

(e)           Inventory Observation.  The parties shall conduct a physical count and inspection of the inventory of Sellers within five (5) business days before or after the Closing Date.  Both parties and their accountants may observe the inventory count, which shall be used as the basis in determining the inventory in the Closing Working Capital Statement.

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(f)           Closing Payments True-Up Amounts.

(i)           EBITDA True-Up Amount.  If EBITDA for the Business set forth on the Closing EBITDA Statement after it is finally determined is in excess of or less than the EBITDA for the Business used to calculate the Purchase Price and the Closing Payment set forth in the Initial EBITDA Statement (such difference, the “EBITDA True-Up Amount”), then Purchaser shall pay to GTI the amount of such excess times five dollars ($5.00), or GTI shall pay to Purchaser (or Purchaser may offset, setoff or recoup from the Purchase Price True-Up Holdback the amount that is owed by Sellers to Purchaser) the amount of such deficiency times five dollars ($5.00), as the case may be, in accordance with Section 1.3(c)(viii).

(ii)           Working Capital True-Up.  If the Working Capital for the Business set forth on the Closing Working Capital Statement after it is finally determined results in a Working Capital Adjustment in excess of or less than the estimated Working Capital Adjustment used to calculate the Closing Payment as set forth in the Initial Working Capital Statement, then Purchaser shall pay to GTI, or GTI shall pay to Purchaser (or Purchaser may offset, setoff or recoup from the Purchase Price True-Up Holdback the amount that is owed by Sellers to Purchaser), as the case may be, that amount necessary to properly reflect a net payment by GTI of the full final Working Capital Adjustment as set forth in the Closing Working Capital Statement (the “Working Capital True-Up Amount”), in accordance with Section 1.3(c)(viii).

(iii)           Purchase Price True-Up Amounts.  The EBITDA True-Up Amount and the Working Capital True-Up Amount are sometimes referred to herein together as the “Purchase Price True-Up Amounts.”

(g)           Allocation of the Working Capital Adjustment and EBITDA True-Up Amount.  The Working Capital Adjustment and EBITDA True-Up Amount shall be allocated among the GTIA Purchase Price and the GTMN Purchase Price by reference to the source of any Working Capital Adjustment or EBITDA True-Up Amount in the Closing Statements.

(h)           Disputes Regarding Working Capital Adjustment or EBITDA True-Up Amount.   Purchaser and GTI shall each provide the other with access to all relevant information used in preparing the Closing Statements.  GTI shall have sixty (60) days after its receipt of the Closing Statements to dispute the Closing Statements and Working Capital Adjustment and EBITDA True-Up Amount or the Closing Statements and Working Capital Adjustment and EBITDA True-Up Amount shall be deemed to be accepted and final.  Any objection notice to any such Closing Statements must state with reasonable specificity the amounts and reasons for disagreement.  GTI and Purchaser shall thereafter use commercially reasonable efforts to agree on the disputed amounts and if they are unable to do so within thirty (30) days of receipt by Purchaser of GTI’s objection notice, GTI and Purchaser shall promptly engage a mutually agreed upon firm of independent accountants to resolve their dispute.  In the absence of prompt agreement on the identity of the independent accountants, the parties shall engage the accounting firm of PricewaterhouseCoopers LLP of Minneapolis, Minnesota to resolve the dispute as soon as practicable.  The independent accountants’ decisions shall be final, binding and conclusive upon the parties and shall be the parties’ sole and exclusive remedy regarding any dispute concerning the Closing Statements and the Working Capital Adjustment and EBITDA True-Up Amount.  Purchaser and GTI shall share equally the fees and expenses of the independent accountants.

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(i)           Interpretation.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 1.4, together with the provisions of this Agreement giving effect to the Working Capital Adjustment and EBITDA True-Up Amount, shall not be interpreted or construed in any manner that would result in duplication of benefits or obligations.

1.5           Separate Transactions.  Each of the GTIA Transaction and the GTMN Transaction (individually, a “Transaction”, and collectively, the “Transactions”) is independent, separate and discrete from each other Transaction for Tax and accounting purposes and asset conveyance documentation.  Notwithstanding such separate treatment, neither Transaction may close without both Transactions closing at the same time.

1.6           Certain Consents.  Nothing in this Agreement shall be construed as an attempt to assign any Contract or Governmental Authorization included in the Purchased Assets and as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement, without an applicable Legal Approval or Consent.  If any such Legal Approvals or Consents are not obtained prior to Closing, Purchaser shall have the option to forego any one or more of such assignments and not assume the obligations and liabilities under any one or more of such Contracts or Governmental Authorizations (in which case the rights and obligations under such specified Contracts or Governmental Authorizations shall be Retained Assets and Retained Liabilities, respectively), and Sellers shall, at the request and under the direction of Purchaser, in the name of Sellers or otherwise as Purchaser shall specify, take all commercially reasonable action (including the appointment of Purchaser as attorney-in-fact for Sellers) and do or cause to be done all such commercially reasonable things as shall in the reasonable opinion of Purchaser or its counsel be necessary or proper (i) to assure that the rights of Sellers under such Contracts or Governmental Authorizations shall be preserved for the benefit of Purchaser, and (ii) to facilitate receipt of the consideration to be received by Sellers in and under every such Contract or Governmental Authorization, which consideration shall be held for the exclusive benefit of, and shall be delivered to, Purchaser, and Sellers shall continue to use their commercially reasonable efforts to obtain such Legal Approvals and Consents as soon as reasonably possible after Closing.  Nothing in this Section 1.6 shall in any way diminish Sellers’ obligations hereunder to obtain all Consents or Legal Approvals and to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign valid title to all Contracts and Governmental Authorizations to Purchaser.

ARTICLE II
Closing; Conditions to Closing; Termination

2.1           Closing; Effective Time.  The parties to this Agreement shall consummate the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the other Contemplated Transactions (“Closing”) at the offices of K&L Gates LLP, Henry W. Oliver Building, 535 Smithfield Street, Pittsburgh, PA 15222-6501 on the date that is five (5) business days after satisfaction of the conditions set forth in Sections 2.2(a) and 2.2(b) below or such other date as the parties mutually agree (the “Closing Date”).  Closing shall be deemed to take place effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).  Title to all Purchased Assets shall pass from Sellers, respectively, to Purchaser at the Effective Time, subject to the terms and conditions of this Agreement.  Purchaser assumes no risk of loss to the Purchased Assets prior to the Effective Time.

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2.2           Certain Conditions to Close; Closing Deliveries.

(a)           Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to proceed with the Closing is subject to the fulfillment prior to or at Closing of the conditions set forth in this Section 2.2(a).  Any one or more of these conditions may be waived in whole, or in part, by Purchaser at Purchaser’s sole option.

(i)           The representations and warranties of the GTI Group Members contained in Article IV shall be accurate and complete, individually and collectively, in all material respects (a) as of the date of this Agreement and (b)  as of the Closing Date as if made on the Closing Date (except for those representations and warranties contained in Article IV that relate to a specific date, which representations and warranties shall be accurate and complete in all material respects as of such date).  The representations and warranties of the GTI Group Members contained in Article IV that contain an express materiality qualifier shall be accurate and complete, individually and collectively, in all respects (x) as of the date of this Agreement and (y)  as of the Closing Date as if made on the Closing Date (except for those representations and warranties contained in Article IV that relate to a specific date, which representations and warranties shall be accurate and complete in all respects as of such date).  Each GTI Group Member shall have performed all of the covenants and agreements and complied with all of the provisions required by this Agreement to be performed or complied with, individually and collectively, in all material respects, by such party at or before the Closing Date.

(ii)           No Legal Requirement shall be in effect that prohibits or threatens to prohibit the Contemplated Transactions or that would limit or adversely affect Purchaser’s ownership of the Purchased Assets or control of the Assumed Liabilities.  No Legal Proceeding shall be pending or threatened challenging the lawfulness of the Contemplated Transactions or seeking to prevent or delay any of the Contemplated Transactions, or seeking relief by reason of the Contemplated Transactions.  Neither the GTI Group Members nor LTS Group Members shall have received any claim by any Person (written or oral) asserting that any Person other than Sellers (A) is the legal or beneficial owner of the Purchased Assets, (B) has any Encumbrance (other than Permitted Encumbrances) on or Security Rights in the Purchased Assets, or (C) is entitled to all or any portion of the Purchase Price.

(iii)           Between the date of this Agreement and the Closing Date, there shall have been no change, event, development or occurrence that has had or would reasonably be expected to have a material adverse effect, regardless of insurance coverage, on the Business or the Purchased Assets, results of operations, Liabilities, or condition, financial or otherwise, of Sellers, taken together as a whole (a “Material Adverse Effect”).

(iv)           The GTI Group Members shall have delivered a certificate, dated as of the Closing Date, in a form and substance reasonably satisfactory to Purchaser, certifying to the fulfillment of the conditions set forth in Sections 2.2(a)(i) through (a)(iii).  The contents of that certificate shall constitute a representation and warranty of the GTI Group Members as of the Closing Date and shall be deemed relied upon by Purchaser and fully incorporated in this Agreement.

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(v)           Each party shall have received all Legal Approvals necessary or advisable to consummate the Contemplated Transactions.  Without limiting the foregoing, Sellers shall have received the Legal Approvals identified on Schedule 4.3.  Sellers shall have received all Consents identified on Schedule 2.2(a)(v).  Purchaser shall have received all Governmental Authorizations necessary to own and operate the Purchased Assets and the Business, in form and substance reasonably satisfactory to Purchaser.

(vi)           Mark Maust shall have executed and delivered to Purchaser the Employment Agreement substantially in the form of Exhibit B to this Agreement.

(vii)          Purchaser shall have received copies of the payoff letters received by Sellers from their creditors for all Closing Date Repayment Indebtedness as of the Closing Date, in form and substance reasonably acceptable to Purchaser, stating that all Encumbrances held by such creditors on any Purchased Assets shall be released upon payment of the Closing Date Repayment Indebtedness as provided therein.  All other Encumbrances, other than Permitted Encumbrances, on any Purchased Assets shall have been released.

(viii)         Purchaser shall have received an estoppel certificate from each lessor of Leased Real Property included in the Purchased Assets, in form and substance reasonably satisfactory to Purchaser, and Purchaser shall have entered into an amended lease with respect to each Business Facility on terms and conditions reasonably satisfactory to Purchaser (including, without limitation, environmental indemnification for all preexisting conditions).

(ix)           Each Seller shall provide Purchaser with a certificate, duly executed and acknowledged by an officer of such Seller under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-(2)(b)(2) and reasonably satisfactory to Purchaser, certifying that such Seller is not a “foreign person.”

(x)           The stockholders of GTI shall have approved the Contemplated Transactions.

(xi)           GTI shall have received the opinion of BCC Advisers, of Des Moines, Iowa as to the fairness of the Purchase Price.

(xii)          Purchaser shall have received (A) from Chicago Title Insurance Company (I) leasehold title insurance policies issued to Purchaser with respect to the Leased Real Property being conveyed to Purchaser with such endorsements as may be requested by Purchaser and containing only such exceptions that are acceptable to Purchaser, in its sole and absolute discretion, and (II) lender’s policies issued to Purchaser’s lenders with such endorsements as may be requested by such lenders and containing only such exceptions that are acceptable to such lenders, in their sole and absolute discretion, and (B) an ALTA/ACSM as built survey of each parcel for such Leased Real Property in a form and showing such matters as are acceptable to Purchaser, in its sole and absolute discretion.

(xiii)         Purchaser shall have obtained on terms and conditions satisfactory to it funds sufficient to consummate the Contemplated Transactions.

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(xiv)         Purchaser shall also have received the deliveries referred to in Section 2.2(c).  All certificates, opinions and other documents delivered by the GTI Group Members to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser in form and substance.

(xv)          Purchaser or the GTI Group Members, as applicable, shall have received (x) a Waste Tire Facility Permit from the Minnesota Pollution Control Agency, (y) a Solid Waste Facility License from Scott County Community Development Division, Environmental Health Department and (z) a Permit for Waste Tire Processing from the State of Iowa, Department of Natural Resources, as required for Purchaser to own and operate the Purchased Assets and the Business after the Closing.

(xvi)         Purchaser shall have received (x) the Sublease Agreement for Iowa Parcel I, the form of which is attached hereto as Exhibit C, duly executed by Maust Asset Management Co., LLC, (y) the Real Property Lease for Iowa Parcels G & H, the form of which is attached hereto as Exhibit D, duly executed by Maust Asset Management Co., LLC and (z) the Real Property Lease for Minnesota Location, the form of which is attached hereto as Exhibit E, duly executed by Two Oaks, LLC.

(b)           Conditions Precedent to Obligations of the GTI Group Members.  The obligation of the GTI Group Members to proceed with the Closing is subject to the fulfillment prior to or at Closing of the conditions set forth in this Section 2.2(b).  Any one or more of these conditions may be waived in whole, or in part, by Sellers at Sellers’ sole option.

(i)           The representations and warranties of the LTS Group Members contained in Article V shall be accurate and complete, individually and collectively, in all material respects (a) as of the date of this Agreement and (b) as of the Closing Date as if made on the Closing Date (except for those representations and warranties contained in Article V that relate to a specific date, which representations and warranties shall be accurate and complete in all material respects as of such date).  The representations and warranties of the LTS Group Members contained in Article V that contain an express materiality qualifier shall be accurate and complete, individually and collectively, in all respects (x) as of the date of this Agreement and (y) as of the Closing Date as if made on the Closing Date (except for those representations and warranties contained in Article V that relate to a specific date, which representations and warranties shall be accurate and complete in all respects as of such date).  Each LTS Group Member shall have performed all of the covenants and agreements and complied with all of the provisions required by this Agreement to be performed or complied with, individually and collectively, in all material respects, by such party at or before the Closing Date.

(ii)           No Legal Requirement shall be in effect that prohibits or threatens to prohibit the Contemplated Transactions.  No Legal Proceeding shall be pending or threatened challenging the lawfulness of the Contemplated Transactions, seeking to prevent or delay any of the Contemplated Transactions or seeking relief by reason of the Contemplated Transactions.

(iii)           The LTS Group Members shall have delivered a certificate, dated as of the Closing Date, in a form and substance reasonably satisfactory to Sellers, certifying to the fulfillment of the conditions set forth in Sections 2.2(b)(i) and (ii).  The contents of that certificate shall constitute a representation and warranty of the LTS Group Members as of the Closing Date and shall be deemed relied upon by Sellers and fully incorporated in this Agreement.

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(iv)          The Contemplated Transactions shall have been duly authorized by the directors and stockholders of each of the GTI Group Members in compliance with their respective governing documents and applicable Legal Requirements.  Without limiting the foregoing, the stockholders of GTI shall have approved the Contemplated Transactions.

(v)           The Contemplated Transactions shall have been duly authorized by the managers of LTS.

(vi)           Purchaser shall have obtained on terms and conditions satisfactory to it funds sufficient to consummate the Contemplated Transactions.

(vii)          Sellers shall also have received the deliveries referred to in Section 2.2(d).  All certificates, opinions and other documents delivered by the LTS Group Members to Sellers under this Agreement shall be reasonably satisfactory to Sellers in form and substance.

(viii)         Each of the GTIA Transaction and the GTMN Transaction shall close simultaneously on the Closing Date.

(c)           Deliveries by Sellers.  Sellers shall deliver to Purchaser at Closing: (i) general warranty bills of sale and instruments of assignment to the Purchased Assets, duly executed by each Seller; (ii) assumption agreements, duly executed by each Seller; (iii) assignments of lease to each parcel of Leased Real Property that is subject to a written lease, and title certificates (properly assigned or endorsed) to any motor vehicles and licensed trailers included in the Purchased Assets; (iv) assignments of all transferable or assignable licenses, Governmental Authorizations and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and other intellectual property which are included in the Purchased Assets, duly executed by each Seller; (v) a raw material feedstock Supply Agreement, in the form of Exhibit F to this Agreement, duly executed by Sellers; (vi) a Transition Services Agreement, in the form of Exhibit G to this Agreement, duly executed by each Seller; (vii) licenses, in the form of Exhibit H, duly executed by each Seller, granting the Purchaser the right to use the trade names and trademarks “GreenMan Technologies of Iowa” and “GreenMan Technologies of Minnesota” in connection with the Business in the States of Iowa, Minnesota, Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin; (viii) a good standing certificate for each GTI Group Member from its respective state of incorporation, all relevant documents reasonably requested by the LTS Group Members relating to the authorization by the GTI Group Members to enter into and consummate this Agreement, and legal opinions with respect to such matters (and subject to such qualifications) as are customary in transactions similar to the Contemplated Transactions, from counsel to the GTI Group Members, as may be reasonably requested by the LTS Group Members; (ix) a secretary’s and incumbency certificate of each GTI Group Member, attaching certified copies of their organic documents, and all resolutions of the Board of Directors of each GTI Group Member authorizing the execution and delivery of this Agreement and the performance by it of the Contemplated Transactions; and (x) such other agreements and documents as Purchaser may reasonably request.

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(d)           Deliveries by Purchaser. Purchaser shall deliver or cause to be delivered to Sellers at the Closing: (i) wire transfers of federal funds equal (in the aggregate) to the Closing Payment (and shall direct the Escrow Agent to deliver the Deposit to GTI pursuant to Section 1.3(c)(ii); (ii) assumption agreements, duly executed by Purchaser; (iii) a raw material feedstock Supply Agreement, in the form of Exhibit F to this Agreement, duly executed by Purchaser; (iv) a Transition Services Agreement, in the form of Exhibit G to this Agreement, duly executed by Purchaser; (v) the licenses described in Section 2.2(c), duly executed by Purchaser; (vi) a good standing certificate for each LTS Group Member from its respective state of organization, all relevant documents reasonably requested by the GTI Group Members relating to the authorization by the LTS Group Members to enter into and consummate this Agreement, and legal opinions with respect to such matters (and subject to such qualifications) as are customary in transactions similar to the Contemplated Transactions, from counsel to the LTS Group Members, as may be reasonably requested by the GTI Group Members; (vii) a secretary’s and incumbency certificate of each LTS Group Member, attaching certified copies of their organic documents, and all resolutions of the Board of Managers of each LTS Group Member authorizing the execution and delivery of this Agreement and the performance by it of the Contemplated Transactions; and (viii) such other agreements and documents as Sellers may reasonably request.

2.3           Termination Prior to the Effective Time.

(a)           Events of Termination.  Subject to Section 1.3(c)(i), this Agreement may be terminated in writing at any time prior to the Effective Time by:

(i)           the mutual consent of the parties;

(ii)           Purchaser, if any of the conditions specified in Section 2.2(a) shall not have been fulfilled (or if satisfaction becomes impossible) on or before December 31, 2008, and shall not have been waived by Purchaser;

(iii)           Sellers, if any of the conditions specified in Section 2.2(b) shall not have been fulfilled (or if satisfaction becomes impossible) on or before December 31, 2008, and shall not have been waived by Sellers;

(iv)           Purchaser, if a material breach of any provision of this Agreement has been committed by a GTI Group Member and such breach has not been waived by Purchaser or cured by such GTI Group Member within five (5) business days after receipt of written notice of such breach from Purchaser;

(v)           Sellers, if a material breach of any provision of this Agreement has been committed by an LTS Group Member and such breach has not been waived by Sellers or cured by such LTS Group Member within five  (5) business days after receipt of written notice of such breach from Sellers;

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(vi)           the GTI Group Members, subject to complying with the terms of this Agreement, upon the decision by the Board of Directors of any GTI Group Member to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if GTI notifies Purchaser in writing that it intends to enter into such an agreement; provided, however, that the GTI Group Members may not effect such termination unless contemporaneously therewith they pay to Purchaser, by wire transfer of immediately available federal funds to an account designated by Purchaser, the Termination Fee;

(vii)           Purchaser, if the Board of Directors of any GTI Group Member shall have taken any of the actions described in the first sentence of Section 3.7(b), or any GTI Group Member has breached or is deemed to have breached any of the material provisions of Section 3.7, in which event the GTI Group Members shall pay to Purchaser, by wire transfer of immediately available federal funds to an account designated by Purchaser, the Termination Fee; and

(viii)          Purchaser or GTI, if GTI’s shareholders do not approve the Contemplated Transactions at the GTI Shareholders’ Meeting; provided, however, that GTI may not effect such termination unless GTI pays to Purchaser, by wire transfer of immediately available federal funds to an account designated by Purchaser, within three (3) business days following the later of such termination and the receipt of LTS’s demand, the documented legal fees and other out-of-pocket costs actually incurred by the LTS Group Members with respect to the Contemplated Transactions, up to a maximum of $150,000.

Subject to Section 1.3(c)(i), if either party terminates this Agreement for any reason other than described in clauses (i), (vi), (vii) and (viii) of the preceding sentence, Purchaser and Sellers shall be liable to the other for any material breach of this Agreement by such party which breach led to such termination.  Subject to Section 1.3(c)(i) and clauses (vi), (vii) and (viii) of the second preceding sentence, if the closing hereunder does not occur on or before December 31, 2008, and neither party’s material breach of this Agreement was the cause of the failure to close by that date, then neither party shall have any liability to the other party under this Agreement, and this Agreement shall terminate.

(b)           Exception.  As provided above, if (i) any GTI Group Member terminates this Agreement under Section 2.3(a)(vi), or (ii) Purchaser terminates this Agreement under Section 2.3(a)(vii), then, in the case of any such termination described in clause (i) or clause (ii) of this sentence, within three (3) business days following such termination, the GTI Group Members shall pay to Purchaser in cash by wire transfer in immediately available funds to an account designated by Purchaser a termination fee in an amount equal to four percent (4%) of the Purchase Price (the “Termination Fee”).  The Termination Fee constitutes liquidated damages, because calculation of actual damages would be speculative, and the Termination Fee represents the parties’ reasonable estimate of actual damages.

ARTICLE III
Certain Covenants

3.1           Restrictive Covenants.

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(a)           Noncompetition Covenant.  The GTI Group Members acknowledge that Sellers have sold substantially all of the operating assets together with the goodwill of the Business to Purchaser.  For a period of five (5) years from and after the Effective Time, provided, that Purchaser (or Purchaser’s successor) continues to operate the Business in the specified geographic area identified below for such five (5) year period, no GTI Group Member or their Affiliates shall directly or indirectly (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an agent, security holder, consultant, stockholder, subsidiary, partner or otherwise with, any person, firm, corporation or business that engages in any activity that is the same as, similar to, or competitive with the Used Tire Business, anywhere within the states of Iowa, Minnesota, Illinois, Indiana, Kansas, Michigan, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin (the “Territory”) or (ii) sell crumb rubber to any Person who is a customer of the Business as of the date of this Agreement; provided, however, that such covenant shall not prohibit the GTI Group Members or any of their Affiliates from purchasing tire derived feedstock for manufacturing, marketing, selling and otherwise dealing with end-products (excluding tire derived mulch and crumb rubber for fields) and alternative fuel and energy made from or containing used tires, tire shreds, tire chips, crumb rubber and any other byproducts of used tires.  “Used Tire Business” means the collection, disposal, shredding, processing, recycling or sale of used tires including without limitation the production of tire derived fuel chips, tire derived mulch, tire shreds, crumb rubber and other tire derived feedstock.

(b)           Nonsolicitation Covenants.  For a period of five (5) years from and after the Effective Time, no GTI Group Member shall, directly or indirectly:  (i) solicit the business related to the Used Tire Business within the Territory of any Person who is a customer of Sellers at the Closing Date; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser to cease doing business related to the Used Tire Business with Purchaser, to deal with any competitor of Purchaser related to the Used Tire Business or in any way interfere with its relationship with Purchaser related to the Used Tire Business; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers on the Closing Date or within the year preceding the Closing Date to cease doing business related to the Used Tire Business with Purchaser, to deal with any competitor of Purchaser related to the Used Tire Business or in any way interfere with its relationship with Purchaser related to the Used Tire Business; or (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser or its Affiliates related to the Used Tire Business or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors in connection with the Used Tire Business.  Notwithstanding the foregoing, nothing in this Section 3.1(b) shall prohibit any GTI Group Member (x) from causing or inducing any customer, supplier, licensee, licensor, franchisee, consultant or other business relation of Purchaser to conduct business with such GTI Group Member outside of the Territory; or, (y) from placing employment advertisements in newspapers of general circulation or posting such advertisements on Web sites accessible to the general public, subject to the restriction set forth in clause (iv) above.

(c)           Tax Clearance Certificate.  Upon request of Purchaser, Sellers shall take all actions necessary to comply with any applicable tax clearance certificate procedures in connection with the Contemplated Transactions.

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(d)           Enforcement.  The restrictive covenants contained in this Section 3.1 are covenants independent of any other provision of this Agreement and the existence of any claim that any GTI Group Member may allege against any LTS Group Member, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.  Each GTI Group Member agrees that Purchaser’s remedies at law for any breach or threat of breach by any GTI Group Member of the provisions of this Section 3.1 will be inadequate, and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 3.1 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at law or equity.  In the event of litigation regarding the covenant not to compete contained in Section 3.1(a), the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which such covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Purchaser seeks to enforce such covenant.  Should any provision of this Section 3.1 be adjudged to any extent invalid by any competent tribunal, such provision shall be deemed modified to the minimum extent necessary to make it enforceable.

3.2           Certain Tax and Other Matters.

(a)           Tax Indemnification.  Each GTI Group Member shall jointly and severally indemnify Purchaser and its Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to: (i) all Taxes of Sellers (including, without limitation, all Taxes of Sellers resulting from the Contemplated Transactions); and (ii) all Taxes of any member of an affiliated, combined or unitary group of which any Seller is or was a member including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign law (including, without limitation, any such Taxes resulting from the Contemplated Transactions).  Each LTS Group Member shall jointly and severally indemnify Sellers and their Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to all Taxes of Purchaser (including, without limitation, all Taxes of Purchaser resulting from the Contemplated Transactions).

(b)           Straddle Period.  The portion of real and personal property Taxes attributable to any of the Purchased Assets (“Property Taxes”) for any taxable period which includes, but does not end on, the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such taxable period through the end of the Closing Date (the “Pre-Closing Period”) and the portion of such taxable period beginning on the day after the Closing Date (the “Post-Closing Period”) as provided in this Section 3.2(b).  The portion of any such Straddle Period Property Tax attributable to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in the relevant Straddle Period.  The GTI Group Members shall be jointly and severally liable for and shall hold Purchaser and its Affiliates harmless against the portion of any such Straddle Period Property Taxes apportioned to the Pre-Closing Period in accordance with this Section 3.2(b).  The LTS Group Members shall be jointly and severally liable for and shall hold the Sellers and their Affiliates harmless against the portion of any such Straddle Period Property Taxes apportioned to the Post-Closing Period in accordance with this Section 3.2(b). The GTI Group Members shall pay to Purchaser or the LTS Group Members shall pay to the Sellers, as the case may be, any portion of Straddle Period Property Taxes for which they are liable pursuant to this Section 3.2(b) within five (5) days of their receipt of written notice of the amount of such Straddle Period Property Taxes attributable to the relevant period.

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(c)           Transfer Taxes.  The sales, use or transfer Tax Returns required by reason of the transfer of the Purchased Assets shall be timely prepared and filed by the party primarily or customarily responsible under applicable law for filing such sales, use or transfer Tax Returns.  The parties agree to cooperate in good faith with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.  All such sales, use or transfer Taxes required to be paid by reason of the transfer of Purchased Assets hereunder shall be paid one-half by Purchaser and one-half by GTI, and Purchaser or GTI, as the case may be, shall indemnify and hold harmless the other party from any loss, claim, liability, expense, or other damage attributable to the failure of Purchaser or GTI, as the case may be, to pay one-half of such Taxes.

(d)           Mutual Cooperation.  Purchaser and Sellers shall each assist the other, as may reasonably be requested by either of them, with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax.  In addition, each party shall retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination.  The party requesting assistance under this Section 3.2(d) shall reimburse the party providing assistance for direct expenses incurred in providing such assistance.

3.3           Covenants Prior to the Effective Time.

(a)           Conduct of Business.  Between the date of this Agreement and the Effective Time, unless Purchaser otherwise consents in writing, the GTI Group Members shall conduct the affairs of Sellers and the Business as follows:

(i)           Ordinary Course; Compliance.  The Business shall be conducted only in the ordinary course and consistent with past practice.  Without limiting the foregoing, Sellers shall not accelerate any income or defer any expenses that would increase EBITDA during the remainder of the Measurement Period in any manner inconsistent with historical results or that would in any way cause EBITDA to be unsustainable after the Measurement Period.  Sellers shall maintain the Purchased Assets and Assumed Liabilities consistent with past practice and shall use commercially reasonable efforts to comply in a timely fashion with the provisions of all Contracts, Governmental Authorizations and Legal Requirements applicable to Sellers and the Business.  Sellers shall use commercially reasonable efforts to keep the Business organization intact, keep available the services of their present employees and preserve the goodwill of their suppliers, customers and others having business relations with Sellers.  Sellers shall maintain in full force and effect the policies of insurance disclosed on Schedule 4.17, subject only to variations required by the ordinary operations of the Business.  In the alternative, Sellers shall obtain prior to the lapse of any such policy substantially similar coverage with insurers of recognized standing.

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(ii)           Transactions.  Sellers shall not:  (A) enter into or amend any Contract or Governmental Authorization, the performance of which may extend beyond the Closing, except in the ordinary course of business consistent with past practice; (B) enter into or amend any employment or consulting contract with any employee of a Seller that is not terminable at will and without penalty or continuing obligation; (C) knowingly fail to pay any Tax or any other Liability or charge when due, other than charges contested in good faith by appropriate proceedings and brought to the attention of Purchaser; (D) intentionally take any action or omit to take any action that will cause a breach or termination of any Contract or Governmental Authorization, other than termination by fulfillment of its terms in the ordinary course of business; (E) allow the levels of inventory or raw materials, supplies or other materials included in the inventories to vary materially from the levels customarily maintained; (F) enter into any compromise or settlement of any material litigation, proceeding or governmental investigation relating to the Business; or (G) take any action that is likely to result in the occurrence of any event described in Section 4.8 or cause the breach or inaccuracy of any other representation and warranty in Article IV as of the date of this Agreement or on the Closing Date.  Sellers shall confer with Purchaser prior to implementing operational decisions of the Business of a material nature.

(iii)           Access, Information and Documents.  Sellers shall give to Purchaser and to Purchaser’s employees, representatives and agents (including accountants, actuaries, financial advisors, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, Contracts, commitments, records, officers, other personnel and accountants (including independent public accountants and their audit workpapers concerning Sellers) of the Business.  Sellers shall furnish to Purchaser all such documents and copies of documents and all information with respect to the properties, Liabilities, financial position and performance and affairs of Sellers and the Business as Purchaser may reasonably request.  To the extent required by the LTS Group Members’ lenders, Purchaser shall have the right to have the Leased Real Property and tangible personal property included in the Purchased Assets inspected by Purchaser, at Purchaser’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property and tangible personal property.  In the event subsurface or other invasive testing is recommended by any representatives of Purchaser, Purchaser shall be permitted to have the same performed.

3.4           Fulfillment of Conditions and Agreements Prior to Closing; Legal Approvals; Consents.  Each party shall cooperate with the others and use commercially reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable, including making or obtaining any and all Legal Approvals or Consents, to consummate and make effective the Contemplated Transactions, including making all filings under applicable Legal Requirements.  Without limiting the foregoing, prior to the Closing, each of the GTI Group Members shall take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions and to cooperate with others in connection with the foregoing, including using its reasonable commercial efforts to:  (a) secure all Legal Approvals and Consents from Governmental Bodies or third parties as may be required in order to enable Sellers and Purchaser to effect the Contemplated Transactions and to enable Purchaser to conduct the Business in substantially the same manner as it was conducted prior to the Closing Date; (b) lift or rescind any injunction or restraining order against the Contemplated Transactions; (c) effect any necessary registrations and filings; and (d) fulfill the conditions to Closing within the reasonable control of the parties.

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(b)           Publicity.  No party or any of its respective Affiliates shall issue any press release or otherwise make any announcements to the public regarding this Agreement or the Contemplated Transactions without the prior written consent of GTI and LTS, which consent shall not be unreasonably withheld or delayed, except as required by any applicable Legal Requirements or in connection with GTI’s Shareholders’ Meeting.  Unless required by applicable Legal Requirements, each party and its respective Affiliates shall keep this Agreement and its contents strictly confidential.  The GTI Group Members and Purchaser shall consult concerning the means by which the employees, customers, suppliers and others having dealings with Sellers will be informed of the transactions contemplated hereby, and the GTI Group Members shall use their commercially reasonable efforts to permit Purchaser to be present for and to speak at information meetings with the employees of Sellers.

(c)           Confidentiality; Privilege.  From and after the date hereof and prior to Closing, each party shall maintain in confidence, and each party shall cause its agents, representatives and Affiliates to maintain in confidence, and no party shall use to the detriment or competitive disadvantage of another party or Affiliate, any and all Confidential Information exchanged in connection with this Agreement or the Contemplated Transactions.  The foregoing covenants shall not apply to the extent necessary or appropriate in making any filing or obtaining any Consent or Legal Approval required for the consummation of the Contemplated Transactions.  After Closing, (i) the GTI Group Members shall maintain in confidence, and shall not use to the competitive disadvantage of Purchaser or its Affiliates, any Confidential Information related to or arising out of the Business and (ii) the LTS Group Members shall maintain in confidence, and shall not use to the competitive disadvantage of GTI or its Affiliates, any Confidential Information of GTI and its Affiliates that is not related to or arising out of the Business, the Purchased Assets or the Assumed Liabilities.

3.5           Transferred Employees.  Sellers shall terminate all of their employees effective as of the Closing.  Immediately after the Closing (or prior to, but contingent upon the Closing), Purchaser shall extend offers of employment to all such full-time employees of Sellers on such terms and conditions that are, in the aggregate, substantially similar to the terms and conditions of their positions prior to the Closing, such that the notice requirements of the WARN Act are not triggered by the Contemplated Transactions, subject to reasonable and customary pre-employment screenings, which screenings may commence prior to Closing in order to facilitate employment by the Purchaser upon Closing.  All such employees that actually accept Purchaser’s offer of employment shall be referred to herein as the “Transferred Employees.”  Except for those Liabilities and obligations with respect to the Transferred Employees specifically included in the Assumed Liabilities, Purchaser shall not assume any Liability for any employment or benefit related obligations for any employees of Sellers (including the Transferred Employees) other than COBRA obligations for which Purchaser is liable pursuant to Code Section 4980B and ERISA Section 602 and the applicable regulations.  The parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting.  Purchaser shall comply with all provisions of the WARN Act, if applicable, in the event of a plant closing or mass layoff after the Closing.

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3.6           Further Assurances.  Purchaser and the GTI Group Members agree that, from time to time, at or after Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement and to put Purchaser in actual possession and control of the Purchased Assets.  Without limiting the foregoing, if and to the extent that any Governmental Authorizations of Sellers may not be assigned to Purchaser hereunder, then Sellers would make commercially reasonable efforts (but at the expense of Purchaser) to assist Purchaser in obtaining alternative Governmental Authorizations. Upon transfer of the Governmental Authorizations or receipt of new Governmental Authorizations, any cash deposits held to secure such Governmental Authorizations (or related closure bonds) would be released to Sellers.

3.7           Exclusivity.

(a)           Exclusivity; Superior Proposal.  The GTI Group Members shall not and shall cause their representatives not to, directly or indirectly, and shall use their respective best efforts to cause their officers, directors, employees, legal counsel, investment bankers and financial or other advisers not to (i) solicit, initiate, or encourage any inquiries or proposals regarding any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 3.7(a) shall prohibit the Board of Directors of the GTI Group Members from complying with the requirements of Rule 14e-2(a) under the Exchange Act, if applicable, with respect to an Acquisition Proposal or any other applicable Legal Requirement or furnishing any information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) the Board of Directors of each GTI Member, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be a breach of its fiduciary duties under applicable law and (B) the Board of Directors of the GTI Group Members determine in good faith that such Acquisition Proposal may lead to a transaction that would, if consummated, result in a transaction more favorable to the GTI Group Members’ shareholders from a financial point of view than the Contemplated Transactions (any such more favorable Acquisition Proposal, a “Superior Proposal”).  GTI shall notify Purchaser of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof.  GTI shall keep Purchaser informed of any material changes (including material amendments) to any such Acquisition Proposal.  The GTI Group Members shall immediately cease and terminate, and shall immediately cause its Affiliates and their respective officers, directors, employees, legal counsel, investment bankers and financial or other advisers to cease and terminate, any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and shall demand the immediate return of all confidential information previously provided to such third parties.  Without limiting the foregoing, the GTI Members understand and agree that any violation of the restrictions set forth in this Section 3.7(a) by any director or officer of the GTI Members, or their respective Affiliates, or any financial advisor, attorney or other representative of any of the foregoing, shall be deemed a breach of this Section 3.7(a) by the GTI Members.

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(b)           No Right to Withdraw.  The Boards of Directors of the GTI Group Members shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Boards of Directors of the Contemplated Transactions, (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or cause or permit any the GTI Group Members to enter into, any letter of intent, agreement in principle, memorandum of understanding, acquisition agreement or other agreement with respect to an Acquisition Proposal; provided, however, that the Board of Directors of the GTI Group Members may take such actions if (A) the Board of Directors of the GTI Group Members, after consultation with outside legal counsel, determines in good faith that the failure to take any such action would be a breach of its fiduciary duties under applicable law, (B) the Board of Directors of the GTI Group Members determine in good faith that the applicable Acquisition Proposal is a Superior Proposal and (C) prior to taking any such action, GTI provides four days’ prior written notice to Purchaser of its intent to take any such action.

3.8           GTI’s Stockholders’ Meeting; Proxy Statement.

(a)           Stockholders’ Meeting.  As soon as practicable following the execution of this Agreement, GTI shall duly call, give notice of, convene and hold a meeting of GTI’s stockholders for the purpose of considering resolutions authorizing the Contemplated Transactions (the “GTI Stockholders’ Meeting”).  Unless this Agreement has been terminated pursuant to Section 2.3, GTI shall hold the GTI Stockholders’ Meeting regardless of whether there is a Superior Proposal.  Subject to Section 3.7, GTI shall, through its Board of Directors, in the Proxy Statement (as defined below) state that GTI’s Board of Directors has approved this Agreement and the Contemplated Transactions and recommend that all of its stockholders vote in favor of adopting resolutions authorizing this Agreement and the Contemplated Transactions.  Subject to Section 3.7, GTI will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of resolutions authorizing this Agreement and the Contemplated Transactions and will take all other action necessary or advisable to secure the vote or consent of its stockholders in accordance with applicable Legal Requirements.

(b)           Proxy Statement.  As promptly as practicable following the date of this Agreement (but in any event within twenty (20) business days thereafter unless the parties shall otherwise agree), GTI shall prepare (in consultation with LTS) and file with the SEC the preliminary proxy statement relating to the adoption of resolutions authorizing the Contemplated Transactions by GTI’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”).  GTI shall use commercially reasonable efforts to cause the Proxy Statement to comply with all applicable Legal Requirements.  Each of the GTI Group Members shall use its respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and GTI shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to GTI’s shareholders as promptly as reasonably practicable after the date of this Agreement.  Purchaser makes no representation or warranty with respect to, and assumes no responsibility for, the Proxy Statement.

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3.9           Internet Sites.  Within thirty (30) days after Closing, the GTI Group Members shall remove all information from Internet sites owned or used by them relating to Sellers, except that for a period of one (1) year, GTI shall include in its Internet sites a link to the Purchaser’s sites in respect of such names.

3.10         Voting Agreement.  On the date hereof, Sellers shall deliver to Purchaser a Voting Agreement, in the form of Exhibit I to this Agreement, duly executed by GTI and each director and officer of GTI, pursuant to which such directors and officers shall covenant and agree to vote all of the capital stock of GTI held by them in favor of the approval of this Agreement and of the Contemplated Transactions.

ARTICLE IV
Representations and Warranties of
The GTI Group Members

The GTI Group Members, jointly and severally, represent and warrant to the LTS Group Members as of the date of this Agreement and as of the Effective Time, the matters set forth in this Article IV.

4.1           Organization; Qualification.  GTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  GTIA is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa.  GTMN is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each GTI Group Member has the corporate power and authority to operate, own and lease its properties, perform its obligations under the Contracts to which it is a party and its Governmental Authorizations, and to operate the Business.  Except as would not reasonably be expected to have a Material Adverse Effect, each Seller is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.  All such jurisdictions are identified on Schedule 4.1.  Each of GTIA and GTMN is a wholly owned subsidiary of GTI.

4.2           Enforceability.  This Agreement has been duly executed and delivered by the GTI Group Members, and, assuming the due authorization, execution and delivery hereof by the LTS Group Members, constitutes the legal, valid and binding obligation of such GTI Group Members, and each other agreement contemplated hereby to be executed by any GTI Group Member, when so executed and delivered, will be duly executed and delivered by such GTI Group Members that are parties thereto, and, assuming the due authorization, execution and delivery thereof by the LTS Group Members, will constitute the legal, valid and binding obligations of such GTI Group Members, enforceable in each case against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

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4.3           No Violation of Laws or Agreements; Legal Approvals; Consents. Except for the Consents identified on Schedule 4.3, the execution and delivery of this Agreement and each other agreement contemplated hereby to be executed by any GTI Group Member and the consummation and compliance with the Contemplated Transactions by any GTI Group Member shall not, directly or indirectly (with or without notice or the lapse of time or both), (a) contravene, conflict with, result in a breach of, constitute a default or an event of default under any Contract or Governmental Authorization to which any GTI Group Member is a party or by which any of their respective assets may be bound or affected; or (b) violate, or give any Person the right to obtain any relief or exercise any remedy under, any Legal Requirement to which any GTI Group Member is subject, or by which any of their respective assets may be bound or affected, or give any Person the right to challenge any of the Contemplated Transactions.  Except for the approval of the Contemplated Transactions by GTI’s stockholders at the Stockholders’ Meeting (including, without limitation, the filing with the United States Securities and Exchange Commission (the “SEC”) of preliminary and definitive forms of the Proxy Statement, the filing of one or more Current Reports on Form 8-K with the SEC and such filings as may be required pursuant to the rules and regulations of the Over-The-Counter-Bulletin-Board (the “OTC”)) or as described on Schedule 4.3, no GTI Group Member is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by any GTI Group Member of this Agreement and such other agreements contemplated hereby or the consummation by any GTI Group Member of the Contemplated Transactions.

4.4           Business; Assets.

(a)           Business.  GTIA leases and operates the Des Moines Facility.  GTIA has never conducted any business of any kind or nature whatsoever other than the Business at the Des Moines Facility.  GTMN leases and operates the Savage Facility.  GTMN has never conducted any business of any kind or nature whatsoever other than the Business at the Savage Facility.  All of the factual information contained in the second paragraph of the recitals beginning on page one of this Agreement is incorporated herein by reference and is true and correct in all respects.

(b)           Assets.  All of the material tangible personal assets used in the Business are owned by Sellers and are comprised of the assets identified in Sections 1.1(a)(ii) through 1.1(a)(v) and Sections 1.2(a)(ii) through 1.2(a)(v) or are subject to lease agreements identified on Schedule 4.9, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put and will be, as of the Effective Time, sufficient for the continued conduct of the Business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.  Neither GTI nor its Affiliates (other than GTIA and GTMN) owns, uses or leases any tangible or intangible assets used in the Business.  Neither GTI nor its Affiliates (other than GTIA and GTMN) owns or possesses any books and records, Governmental Authorizations, or Contracts related to the Business necessary for the continued conduct of the Business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.  None of the Purchased Assets is subject to any Encumbrances of any kind or nature whatsoever, other than Permitted Encumbrances and the Encumbrances identified on Schedule 4.4(b).  All of the Purchased Assets are located at the locations identified on Schedule 4.14.

(c)           Title.  Sellers have good, marketable and exclusive title to, or a valid leasehold or licensee interest in, all of the Purchased Assets, free and clear of all Encumbrances and Liabilities other than Permitted Encumbrances and the Encumbrances identified on Schedule 4.4(b).

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(d)           Inventory; Receivables. All of Sellers’ inventory of crumb rubber included in the Purchased Assets is properly packaged and saleable at normal profit margins as crumb rubber in the ordinary course of business.  All of Sellers’ inventory of crumb rubber, tire-derived feedstock, leachate, rims and tubes, scrap steel, scrap wire and culled tires included in the Purchased Assets can reasonably be expected to be consumed in the ordinary course of business.  All of Sellers’ accounts receivable arose from bona fide sales by Sellers, are not subject to any counterclaims, defenses or set-offs, or are otherwise in dispute, and, except to the extent of the recorded reserve for doubtful accounts specified in the Financial Statements, all of the accounts receivables are collectible in the ordinary course of business and will be fully collected without setoff within ninety (90) days after having been created using commercially reasonable efforts (excluding litigation and assignment to a collection agency).

(e)           Services and Transition Matters.  Schedule 4.4(e) identifies all of the services provided by GTI and its other Affiliates to Sellers or the Business.  Provided that Purchaser operates the Business with services similar to those services described on Schedule 4.4(e), there are no transitional services of GTI and its other Affiliates that will be necessary for Purchaser to continue to operate the Business immediately after the Closing Date in the same manner as it is currently operating.

4.5           Records; Financial Statements; Indebtedness; EBITDA; Solvency; Public Filings.

(a)           Records.  The books of account and related records of Sellers reflect accurately and in reasonable detail the Purchased Assets and Assumed Liabilities.  The books of account of Sellers represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of adequate internal controls.  The minute books of each Seller for the past three (3) years contain reasonably complete records of all meetings held of, and corporate action taken by, the Stockholders, the Board of Directors of such Seller, and committees of the Board of Directors of such Seller.

(b)           Financial Statements. Exhibit J to this Agreement are the audited consolidated balance sheets, income statements, and statements of cash flows for GTI and its subsidiaries at September 30, 2005, September 30, 2006 and September 30, 2007, and for the fiscal years then ended, together with the footnotes and the reports thereon of Wolf & Company, P.C. (with respect to the financial statements as of and for the fiscal years ended September 30, 2005 and September 30, 2006) or Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. (with respect to the financial statements as of and for the fiscal year ended September 30, 2007), and the unaudited segmented financial statements for Sellers for the same dates and periods reconciled to the audited reports (such reconciliations being separately disclosed in Exhibit J) (the “Segmented Financial Statements”), and the unaudited interim balance sheet, income statement, and statement of cash flows for Sellers at June 30, 2008, and for the period then ended (collectively, the “Financial Statements”).  The Segmented Financial Statements:  (i) are correct and complete in accordance with the books of account and records of Sellers; (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the Segmented Financial Statements contain no footnotes (that, if presented, would not materially differ from those included in the audited year-end financial statements referred to above or in the Interim Balance Sheet, as the case may be) or year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); and (iii) present fairly the financial condition, assets and Liabilities and results of operations, and cash flows of the Business at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied (except for the

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absence of such footnotes).  The 2008 Segmented Financial Statements, when delivered to LTS will: (i) be correct and complete in accordance with the books of account and records of Sellers; (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated period (except that the 2008 Segmented Financial Statements will contain no footnotes that, if presented, would not materially differ from those included in the 2008 Audited Financial Statements); and (iii) present fairly the financial condition, assets and Liabilities and results of operations, and cash flows of the Business at the date and for the relevant period indicated in accordance with GAAP on a basis consistently applied (except for the absence of such footnotes). Sellers have also delivered to Purchaser copies of all letters from GTI’s auditors to the Board of Directors of GTI or the audit committee thereof applicable to the Business during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto. All references in this Agreement to the “Interim Balance Sheet Date” mean June 30, 2008, and to the “Interim Balance Sheet” mean balance sheet for the Business dated June 30, 2008 which is Exhibit K to this Agreement.  The Working Capital of Seller at June 30, 2008, as determined by reference to the Interim Balance Sheet was $2,183,040.  The accounting controls of the GTI Group Members are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the GTI Group Members’ management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP.

(c)           Guarantees; Indebtedness.  Schedule 4.5(c) identifies all outstanding guarantees, letters of comfort, letters of assurance, letters of credit, performance bonds, assurance bonds, surety agreements, indemnity agreements and any other legally binding forms of assurance or guaranty in connection with the Business; whether or not issued by GTI, Sellers, a Related Party or other person (“Third-Party Guaranty Arrangements”).  Schedule 4.5(c) separately discloses all Indebtedness of Sellers as of June 30, 2008.

(d)           Solvency.  Neither Seller is now insolvent and neither Seller will be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of such Seller exceed the present fair saleable value of such Seller’s assets.  Immediately after giving effect to the consummation of the Contemplated Transactions:  (i) the GTI Group Members will be able to pay their Liabilities as they become due in the usual course of their business; (ii) the GTI Group Members will not have unreasonably small capital with which to conduct their present or proposed business; and (iii) the GTI Group Members will have assets (calculated at fair market value) that exceed their Liabilities.  The cash available to the GTI Group Members, immediately after giving effect to the consummation of the Contemplated Transactions and after taking into account all uses of such cash currently anticipated by the GTI Group Members, will be sufficient to pay all obligations of and judgments against the GTI Group Members promptly in accordance with their terms.

(e)           Public Filings.  GTI has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC and any other Governmental Body by the Securities Act, the Exchange Act, the rules of the OTC, and all other applicable securities laws, rules and regulations.  All such filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance in all material respects with the requirements of the Securities Act, the Exchange Act or other applicable laws, rules and regulations, as the case may be, and (ii) did not at any relevant time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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4.6           EBITDA.  EBITDA for the Business for the period commencing on October 1, 2007 through June 30, 2008 is equal to $3,952,870, and Exhibit L to this Agreement is a true and correct detailed calculation thereof reconciled with the applicable monthly Financial Statements.  Such EBITDA does not include any prepaid revenues or omit any deferred expenses.  Schedule 4.6 discloses any components of EBITDA attributable to any transactions between any Seller and any Related Party or allocated to Sellers from GTI or any other Affiliate.

4.7           Undisclosed Liabilities.  Sellers have no Liabilities except:  (a) those reflected or reserved against on the Interim Balance Sheet in the amounts identified on the Interim Balance Sheet; (b) those not required under GAAP to be reflected or reserved against on the Interim Balance Sheet that are expressly quantified and set forth in the Contracts and Governmental Authorizations (other than for breach or non-performance); (c) those disclosed on Schedule 4.7; and (d) those of the same nature as those set forth on the Interim Balance Sheet that have arisen in the ordinary course of business of Sellers after the Interim Balance Sheet Date, none of which is materially different in amount than those reflected in the Financial Statements (“Post-Balance Sheet Liabilities”).  All Post-Balance Sheet Liabilities are consistent in amount and character with past practice and experience.

4.8           No Changes.  Since the Interim Balance Sheet Date, Sellers have conducted the Business only in the ordinary course, consistent with past practice.  Since May 31, 2008, except as expressly disclosed on Schedule 4.8, there has been no:

(a)           Material Adverse Effect;

(b)           damage to or destruction of any material Purchased Asset, whether or not covered by insurance;

(c)           strike, labor union organizing attempts involving Sellers’ employees or the Business Facilities;

(d)           declaration or payment of any non-cash dividends, other distributions or redemptions;

(e)           change in any Governing Document of Sellers or in any Seller Plan;

(f)           transfer or assignment of any assets of the Business to any Affiliate of Sellers, transfer of any assets or Liabilities of any Affiliate of Sellers to the Business or engagement in any transaction outside the ordinary course of business or not consistent with past practices;

(g)           increase in the salary, wage or bonus of any employee of a Seller (other than ordinary course anniversary date raises), or payment of any bonuses to any employee of a Seller (other than pursuant to Sellers’ Gain Share Plan consistent with past practice);

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(h)           asset acquisition or expenditure, including capital expenditure in excess of $10,000 in the aggregate, other than the purchase of inventory in the ordinary course of business;

(i)           change in any method of accounting;

(j)           payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 4.11;

(k)           disposition or transfer of any asset (other than inventory in the ordinary course of business) for more than $10,000 in the aggregate or for less than fair market value;

(l)           payment, prepayment or discharge of any Liability other than in the ordinary course of business, or failure to pay any Liability of more than $10,000 when due;

(m)           write-offs or write-downs of any assets of Sellers in excess of $10,000 in the aggregate;

(n)           creation or incurrence of any Indebtedness or Encumbrance other than Permitted Encumbrances;

(o)           termination or amendment of, or waiver of any material right under, any Contract; or

(p)           agreement or commitment to do any of the foregoing.

4.9           Contracts; Compliance.

(a)           Contracts. Disclosed on Schedule 4.9 is a list of each Contract (including all amendments thereto) that:  (i) is material to Sellers, the Business, the other Purchased Assets or Assumed Liabilities; (ii) involves the purchase, sale or lease of any assets, materials, supplies, inventory, services or goods in excess of $50,000; (iii) has an unexpired term of more than six (6) months from the date of this Agreement, taking into account the effect of any renewal options; (iv) relates to the borrowing or lending of any money (including conditional sales agreements), or otherwise evidences Indebtedness; (v) limits the right of Sellers to compete in any line of business, restricts the payment of dividends or otherwise restricts any right Seller may have; (vi) is an employment Contract; (vii) is a contract with a labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment; (viii) is a contract providing for payments to or by any person based on sales, purchases or profits, other than direct payments for goods; (ix) is a contract not denominated in U.S. dollars; (x) is a lease, license, rental, occupancy or conditional sales agreement; (xi) is a joint venture, partnership or other agreement involving the sharing of profits, losses, costs or liabilities; (xii) is a barter or similar agreement; (xiii) is a power of attorney; (xiv) is an agreement that expressly provides for the undertaking by either Seller for consequential damages; (xv) is an agreement pursuant to which a Seller has agreed to indemnify or exonerate any person, including any officer, director or employee of such Seller with respect to any matter; (xvi) if terminated would have a Material Adverse Effect; (xvii) is an agreement for the disposition of any business or product line, or substantial assets of Sellers; (xviii) is a sales or manufacturer’s representative agreement or distributor agreement; (xix) is with a Governmental Body (all such Contracts being separately identified on Schedule 4.9); or (xx) was not entered into in the ordinary course.  True and complete copies of all Contracts (that are in writing) have been delivered to Purchaser.  Except as described on Schedule 4.3, no Legal Approval or Consent is needed in order for the Contracts to continue in full force and effect under the same terms and conditions currently in effect following consummation of the Contemplated Transactions.

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(b)           Compliance.  Each Contract is a legal, valid and binding obligation of the Seller party thereto and is in full force and effect.  To the Knowledge of Sellers, each Contract is a legal, valid and binding obligation of each other party to each Contract.  To the Knowledge of Sellers, no Contract will upon completion or performance thereof have a Material Adverse Effect.  Sellers and, to the Knowledge of Sellers, each other party to each Contract have performed all obligations required to be performed by them under each Contract. Sellers are not in breach or default, and are, to the Knowledge of Sellers, not alleged to be in breach or default, in any material respect under any Contract.  No event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that would become or cause a material breach, default or event of default under any Contract, would give to any person the right to cause such a termination or would cause an acceleration of any Liability under any Contract or create an Encumbrance under any Contract.  Neither Seller is currently renegotiating any Contract.  Neither Seller has received any notice of actual, alleged, possible or potential default, violation, cancellation, non-renewal or price increase or sales or production allocation with respect to any Contract.  No Contract has been reported, or is required to be reported under GAAP, in the Financial Statements using the percentage of completion method of accounting.

4.10           Legal Proceedings; Compliance with Legal Requirements; Environmental Matters.   Except as disclosed on Schedule 4.10:

(a)           Legal Proceedings. No Legal Proceeding is pending or, to the Knowledge of any GTI Group Member, threatened against any GTI Group Member related to the Business or the transactions contemplated by this Agreement and, to the Knowledge of any GTI Group Member, there is no basis for any of the foregoing.  During the past three (3) years, no GTI Group Member has been a party to any Legal Proceeding related to the Business.  To the Knowledge of any GTI Group Member, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Legal Proceeding against any GTI Group Member related to the Business.

(b)           Compliance with Legal Requirements. Each Seller is and for the five (5) years prior to the Effective Time has been in compliance in all material respects with all Legal Requirements applicable to the Business.  During the past five (5) years, neither Sellers nor any director, officer, agent, or employee of either Seller, or any other Person associated with or acting for or on behalf of Sellers, has directly or indirectly:  (a) made any unlawful contribution, gift (other than isolated and customary gifts of nominal value), bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of a Seller or any Affiliate of Sellers, or (iv) in material violation of any applicable Legal Requirements; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Sellers.

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(c)           Environmental Matters.  As of the date of this Agreement:

(i)           Each Seller has operated the Business, including its Leased Real Property (as defined in Section 4.14), in compliance in all material respects with all applicable Environmental Laws;

(ii)           Sellers are not subject to any Environmental Liability arising from or in connection with (A) the operation of the Business by Sellers on or prior to the Closing, (B) the Sellers’ ownership, operation or use of any Leased Real Property, or conditions caused by Sellers or, to the Sellers’ Knowledge, conditions caused by third parties, on or at of any Leased Real Property, or (C) to Sellers’ Knowledge, any other real property now or formerly owned, operated or used in connection with the Business by Sellers, in each instance, based on any facts, circumstances or conditions existing on or prior to the Effective Time;

(iii)           After the Effective Time no LTS Group Member will suffer or incur any Environmental Liability as a result of (A) the operation of the Business by Sellers on or prior to the Closing, (B)  the environmental condition of any Leased Real Property or, to Sellers’ Knowledge, any other real property now or formerly owned, operated or used in connection with the Business by Sellers, or (C) the violation by Sellers of any Environmental Laws on or prior to the Closing, in each such instance, based on any facts, circumstances or conditions known to Sellers existing on or prior to the Effective Time;

(iv)           Sellers do not own, lease, use or operate, nor has either Seller ever owned, leased, used or operated any real property, leasehold, or other real property interest other than the Leased Real Property;

(v)           Sellers have not treated, stored, recycled or disposed of any Regulated Material on any part of any of the Leased Real Property except as permitted by and in compliance with applicable Environmental Laws and permitted by the Governmental Authorizations disclosed on Schedule 4.12;

(vi)           Except as disclosed on Schedule 4.10, (A) there are no underground or aboveground storage tanks located on the Leased Real Property, (B) all such storage tanks and associated piping owned or operated by Sellers on the Leased Real Property have been maintained, inspected and tested in compliance with applicable Environmental Laws, (C) all aboveground storage tanks owned or operated by Sellers on the Leased Real Property are in sound condition and are not leaking and have not leaked, and (D) to Sellers’ Knowledge, all underground storage tanks owned or operated by Sellers on the Leased Real Property are in sound condition and are not leaking and have not leaked;

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(vii)           Schedule 4.10 discloses all Off-Site Locations at which either Seller has in the past two (2) years arranged for the transportation, recycling, treatment, disposal, or other handling of any Regulated Material;

(viii)          There is no Regulated Material (A) present at, on or under any Leased Real Property or in the Environment related to any Leased Real Property which would require Environmental Remedial Action if known by applicable regulators, or (B) to Sellers’ Knowledge, present at any other real property or facility in connection with or as a result of Sellers’ operation of the Business on or prior to Closing which would require an Environmental Remedial Action or give rise to an Environmental Liability;

(ix)           There has been no Release of any Regulated Material by Sellers at, on or under the Leased Real Property or in the Environment related to any Leased Real Property, except as permitted under and conducted in compliance with applicable Environmental Laws or the Governmental Authorizations disclosed in Schedule 4.12;

(x)           None of Sellers, or, to Sellers’ Knowledge, any Predecessor of Sellers or the Business has engaged in any Asbestos Activity or engaged, directed or instructed any Person to engage in any Asbestos Activity.  None of Sellers, or, to Sellers’ Knowledge, any Predecessor of Sellers or the Business has ever exposed or permitted any Person to become exposed to asbestos or any products, assets, materials, supplies or other property containing asbestos; and

(xi)           Sellers have not received in writing any request for information, notice of claim, demand or other notification or communication that it is or may be potentially responsible with respect to any Environmental Liability, Environmental Remedial Action or any threatened or actual Release of any Regulated Material.

4.11           Transactions With Related Parties. Schedule 4.11 describes all assets owned, leased or used by one or both the Sellers on the one hand, and any Related Party, on the other hand, applicable to the Business.  Except as otherwise disclosed on Schedule 4.11, Sellers are not, nor has either Seller, since June 30, 2008 been a party to any other material transaction, Contract, agreement or understanding with any Related Party (other than cash distributions) applicable to the Business and Schedule 4.11 separately identifies any such transaction that was not at arms’ length.  Schedule 4.11 separately describes (a) all intercompany accounts between Sellers and any Related Party applicable to the Business as of September 30, 2007 and the Interim Balance Sheet Date, (b) the crumb rubber supply arrangements between Sellers and any Related Party during the fiscal year ended September 30, 2007 and the nine-month period ended June 30, 2008, and (c) the revenue and expense impact of transactions between Sellers and each such Related Party related to the Business during such periods.

4.12           Governmental Authorizations.  Schedule 4.12 identifies all Governmental Authorizations that are necessary to allow the Sellers to conduct and operate the Business in accordance with all applicable Legal Requirements.  Except for (x) the Waste Tire Facility Permit from the Minnesota Pollution Control Agency, (y) the Solid Waste Facility License from Scott County Community Development Division, Environmental Health Department and (z) the Permit for Waste Tire Processing from the State of Iowa, Department of Natural Resources (the receipt of each being a condition to Purchaser's obligation to proceed with the Closing), each Governmental Authorization is valid, subsisting and in full force and effect with respect to each party to which such Governmental Authorization pertains.  Except as disclosed on Schedule 4.12, each Seller is and has been during the past two (2) years in compliance with all applicable Governmental Authorizations.  Except as disclosed on Schedule 4.12, no Seller has ever received any written notice of violations from any Governmental Body in respect of the Business, and none is currently outstanding.

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4.13           Taxes.  GTI and each Seller have filed on a timely basis all Tax Returns that are or were required to be filed by it under applicable Legal Requirements.  All such Tax Returns were correct and complete in accordance with applicable Legal Requirements.  GTI and each Seller has paid all Taxes that were required to be paid under applicable Legal Requirements, including those shown due on the Tax Returns filed by it or under any assessment received as an adjustment to such Tax Returns.  No claim has ever been made by a Taxing authority of a jurisdiction where GTI or either Seller does not file Tax Returns subject to such claim that GTI and either Seller or either Seller is or may be subject to Tax in that jurisdiction.  GTI and each Seller has withheld and paid all Taxes required under applicable Legal Requirements to have been withheld and paid in connection with amounts paid, owing or allocable to any employee, independent contractor, creditor, stockholder or other Person.  There is no dispute or claim concerning any Tax liability of GTI or either Seller claimed or raised by any Governmental Body in writing that has not been resolved.  None of GTI or either Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that currently remains in effect.  The unpaid Taxes of GTI and Sellers (i) did not, as of the date of the most-recent Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in such most-recent the Financial Statements, and (ii) apart from the proposed Transactions, do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of GTI and Sellers in filing their Tax Returns.  Neither GTI nor either Seller has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group for which GTI is the common parent); or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise (other than the group for which GTI is the common parent).

4.14           Leased Real Property. Schedule 4.14 identifies all real property currently occupied, used or leased by Sellers in connection with the operation of the Business (such real properties, including buildings, structures, fixtures, improvements, leaseholds, privileges, rights, easements, hereditaments, appurtenances and related rights of every nature, collectively, the “Leased Real Property”).  Sellers lease no real property in connection with the operation of the Business, other than the Leased Real Property.  Sellers own no real property used in connection with the operation of the Business.  Schedule 4.14 separately identifies all real property previously owned, used or leased by either Seller or in which either Seller previously had an interest in connection with the operation of the Business, within ten (10) years prior to the date of this Agreement.  Schedule 4.14 identifies each lease agreement, and all amendments and supplements thereto, for each parcel of Leased Real Property shown as currently leased by Seller on Schedule 4.14 (the “Facility Leases”).  The use and operation of all Leased Real Property by Sellers conform in all material respects to all applicable building, zoning, safety and subdivision laws and other Legal Requirements (other than Environmental Laws) and, to Sellers’ Knowledge, all restrictive covenants and restrictions and conditions affecting title.  Seller has not received any written or, to Sellers’ Knowledge, oral notice of assessments for public improvements against any Leased Real Property or any written or, to Sellers’ Knowledge, oral notice or Order by any Governmental Body, insurance company or board of fire underwriters or other body exercising similar functions that:  (i) relates to violations of building, safety or fire ordinances or regulations at the Leased Real Property; (ii) claims any material defect or deficiency with respect to any Leased Real Property; or (iii) requests the performance of any material repairs, alterations or other work to or in any Leased Real Property or in any streets bounding the Leased Real Property.  No Seller has received a written notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any parcel of Leased Real Property.  There are no leases, subleases, licenses or agreements (including any amendments or modification thereto) granting any other party the right of use or occupancy of any portion of the Leased Real Property, and no Seller has granted or entered into any lease, sublease, license, option, right of first refusal or other contractual right or similar agreement to purchase, assign or dispose of the Facility Leases or to allow or grant to any third party the right to use or occupy the Leased Real Property.  Sellers have all certificates of occupancy and Governmental Authorizations necessary for the current and continued use of the Leased Real Property and operation of the Business Facilities.

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4.15           Employee Benefit Plans. Schedule 4.15 discloses all written and unwritten material Benefit Plans (grouped by Seller), whether or not funded and whether or not terminated, (a) maintained or sponsored by either Seller for the benefit of either Seller, (b) with respect to which either Seller has or may reasonably be expected to have Liability which could reasonably be expected to result in a material Liability of Purchaser or is obligated to contribute which Liability could reasonably be expected to result in a material Liability of Purchaser, (c) that otherwise covers any of the current or former employees of either Seller or their beneficiaries, or (d) as to which any current or former employees of either Seller or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights (each, a “Seller Plan”).  Each Seller Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in material compliance with all applicable Legal Requirements and in material compliance with the underlying or applicable plan document, trust agreement, insurance policy or other writing.

4.16           Labor Relations.  No employee of either Seller is represented by a union or other labor organization, and no GTI Group Member has Knowledge of any union organizing activities.  Schedule 4.16 discloses all written employment agreements with any employees of either Seller (grouped by Seller).  Schedule 4.16 contains a complete and accurate list of the following for each employee or director of each Seller (grouped by Seller), including each employee on leave of absence or layoff status:  employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2008; vacation accrued through a date no more than fifteen (15) days prior to the date of this Agreement; and service credited for purposes of vesting and eligibility to participate under any Seller Plan. To Sellers’ Knowledge, no employee of either Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement with any other Person that in any way adversely affects or will adversely affect (a) the performance of his or her duties as an employee of either Seller, or (b) the ability of either Seller to conduct the Business as it is presently conducted.  All severance expenses or liabilities that may become payable to any Transferred Employee as a result of the Contemplated Transactions or the transfer of such Transferred Employee from either Seller to LTS or Purchaser are disclosed on Schedule 4.16.

4.17           Insurance. Schedule 4.17 discloses all insurance policies (grouped by Seller) with respect to which either Seller is the owner, insured or beneficiary.  Each Seller has paid all premiums due under each such insurance policy in accordance with its existing payment terms and will not have any Liability after the Effective Time for retrospective or retroactive premium adjustments or other experienced-based liability, other than for normal policy year-end audits.  Schedule 4.17 contains a summary of the loss experience under each liability policy of each Seller for the past 12 months.  Schedule 4.17 discloses the manner in which each Seller provides coverage for workers’ compensation.

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4.18           Certain Business Facility Matters.  All factual representations made by any GTI Group Member to any Governmental Body in the applications for any Governmental Authorization related to or required to operate the Business Facilities and the Business and all related correspondence and filings with such Governmental Bodies are incorporated herein by reference and were true and correct in all material respects when submitted, and nothing has occurred since their submission that would have any adverse affect on such Governmental Authorizations.  To the Sellers’ Knowledge, all municipal, county or other local approvals granted to either Seller and the Governmental Authorizations related thereto were properly issued in accordance with all applicable Legal Requirements.  Sellers and GTI have created and maintained all records required by its Governmental Authorizations and any related Legal Requirements, and all such records have been provided to Purchaser.  All requirements, if any, found in the Governmental Authorizations related to the Business Facilities and/or the Business have been satisfied by Sellers and GTI with respect to requirements in connection with such Governmental Authorizations.  All plans, reports and renewals required by any of such Governmental Authorizations or any related Legal Requirements have been properly prepared and timely submitted to the appropriate Governmental Body.  All requirements or obligations imposed on Sellers by municipal, county or other authority, including but not limited to those concerning the payment of fees and compliance with Environmental Laws, have been timely satisfied and are otherwise current.  No notice of violation of any Environmental Law is outstanding with respect to any Business Facility.

4.19           Customers. Schedule 4.19 separately identifies all customers that have transacted Business with the Sellers during the nine-month period ended June 30, 2008. There exists no condition or state of facts or circumstances involving the Sellers’ customers, suppliers, distributors or sales representatives that any GTI Group Member can reasonably foresee could adversely affect the Business or the Purchased Assets after the Effective Time.  Except as disclosed on Schedule 4.19, no customer or distributor has during the past year informed any GTI Group Member of an intention to cease doing business with either Seller, refused to honor a purchase commitment or advised any GTI Group Member that it may cease doing business with either Seller, or that it may reduce the volume of business that it does with either Seller.  Notwithstanding the foregoing, no representation or warranty is given with respect to whether any such customer, supplier, distributor or sales representative will continue to do business with the Purchaser after the Effective Time.

4.20           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any GTI Group Member.

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ARTICLE V
Representations and Warranties of The LTS Group Members

The LTS Group Members jointly and severally represent and warrant to the GTI Group Members, as of the date of this Agreement and as of the Effective Time, the matters set forth in this Article V.

5.1           Organization.  Each LTS Group Member is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.  Each LTS Group Member has the limited liability company power and authority to operate, own and lease its properties.  As of the Closing Date, Purchaser shall be duly qualified and in good standing as a foreign limited liability company and is duly authorized to transact business in the State of Iowa and the State of Minnesota.

5.2           Enforceability.  This Agreement has been duly executed and delivered by each LTS Group Member, and, assuming the due authorization, execution and delivery hereof by the GTI Group Members, constitutes the legal, valid and binding obligations of such LTS Group Members, and each other agreement contemplated hereby to be executed by any LTS Group Member, when so executed and delivered, will be duly executed and delivered by such LTS Group Members that are parties thereto, and, assuming the due authorization, execution and delivery thereof by the GTI Group Members, will constitute the legal, valid and binding obligations of such LTS Group Members, enforceable in each case against them in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3           No Violation of Laws or Agreements; Legal Approvals; Consents.  The execution and delivery of this Agreement and each other agreement contemplated hereby to be executed by any LTS Group Member and the consummation and compliance with the Contemplated Transactions by any LTS Group Member shall not, directly or indirectly (with or without notice or the lapse of time or both), (a) contravene, conflict with, result in a breach of, constitute a default or an event of default under any Contract or Governmental Authorization to which any LTS Group Member is a party or by which any of their respective assets may be bound or affected; or (b) violate, or give any Person the right to obtain any relief or exercise any remedy under, any Legal Requirement to which any LTS Group Member is subject, or by which any of their respective assets may be bound or affected, or give any Person the right to challenge any of the Contemplated Transactions.  Except for the approval of its Board of Managers, which has been received, and the consent of Comerica Bank, which will be received at or prior to Closing (if necessary), no LTS Group Member is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by any of the LTS Group Members of this Agreement and such other agreements contemplated hereby or the consummation by any of the LTS Group Members of the Contemplated Transactions.

5.4           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any LTS Group Member.

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5.5           Legal Proceedings. No Legal Proceeding is pending or, to the knowledge of any LTS Group Member, threatened against any of the LTS Group Members related to the lawfulness of the transactions contemplated by this Agreement.

ARTICLE VI
Indemnification

6.1           Survival; Indemnity.

(a)           Survival.  All representations, warranties, covenants and obligations made by any party in this Agreement are several and independent legal obligations and, subject to the limitations set forth in Section 6.1(e), shall survive the Closing.

(b)           Indemnification by GTI Group Members.  Except as provided in Section 2.3, the GTI Group Members shall jointly and severally, indemnify, defend, save and hold harmless each LTS Group Member, its Affiliates, and their members, officers, directors, employees, and agents (the “LTS Indemnified Parties”) from and against, and shall reimburse the LTS Indemnified Parties for, all Damages (collectively, “LTS Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any LTS Indemnified Party arising out of or in connection with:  (i) any breach or inaccuracy of any representation or warranty made by any GTI Group Member in this Agreement, in any exhibits or schedules hereto, or in any certificate or document delivered by any GTI Group Member at the Closing; (ii) any breach or nonperformance of any covenant or obligation made by any GTI Group Member in this Agreement or in any other agreement contemplated hereby; (iii) any Retained Liabilities; and (iv) any obligation under the Warn Act or similar state Legal Requirement caused by any action of Sellers prior to the Closing.

(c)           Indemnification by LTS Group Members.  The LTS Group Members shall jointly and severally indemnify, defend, save and hold harmless each GTI Group Member, its Affiliates, and their stockholders, officers, directors, employees, and agents (the “GTI Indemnified Parties”) from and against, and shall reimburse the GTI Indemnified Parties for, all Damages (collectively, “GTI Damages”) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any GTI Indemnified Party arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty made by any LTS Group Member in this Agreement, in any exhibits or schedules hereto, or in any certificate or document delivered by any LTS Group Member at the Closing; (ii) any breach or nonperformance of any covenant or obligation made by any LTS Group Member in this Agreement or in any other agreement contemplated hereby; (iii) any Assumed Liabilities; and (iv) any obligation under the Warn Act or similar state Legal Requirement caused by any action of Purchaser on or following the Closing.

(d)           Indemnification Threshold and Ceiling.  Notwithstanding the foregoing provisions in this Section 6.1, (i) no GTI Group Member shall have any indemnification obligations for breaches of representations and warranties under Section 6.1(b)(i) except to the extent that the amount of all claims for Damages exceeds $50,000 in the aggregate (the “Threshold”), and then the GTI Group Members shall be liable only for Damages in excess of the Threshold; (ii) the aggregate liability of the GTI Group Members for breaches of representations and warranties under Section 6.1(b)(i) shall not exceed an amount equal to five percent (5%) of the Purchase Price (the “Ceiling Amount”); (iii) no LTS Group Member shall have any indemnification obligations for breaches of representations and warranties under Section 6.1(c)(i) except to the extent that the amount of all claims for Damages in the aggregate exceeds the Threshold, and then the LTS Group Members shall be liable only for Damages in excess of the Threshold; and (iv) the LTS Group Members’ obligations to indemnify the GTI Indemnified Parties under Section 6.1(c)(i) shall not exceed an amount equal to the Ceiling Amount.

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(e)           Time Period.  Except as otherwise provided in this Section 6.1(e), all representations, warranties, covenants and obligations made by any party in this Agreement shall survive the Effective Time without limitation.  Any claim for LTS Damages sustained by reason of a breach or inaccuracy of any representation or warranty relating to those matters governed by Sections 4.1 (Organization), 4.2 (Enforceability), 4.3 (No Violation) and 4.4(c) (Title) shall be unlimited with respect time. Any claim for LTS Damages sustained by reason of a breach or inaccuracy of any representation or warranty relating to those matters governed by Section 4.13 (Taxes) shall be limited to LTS Damages claimed in a written notice delivered to GTI prior to the date ninety (90) days after the expiration of the applicable federal and state statutes of limitations related to such matters.  Any other claim for LTS Damages or GTI Damages sustained by reason of a breach or inaccuracy of any representation or warranty as provided under Article IV and Article V of this Agreement shall be limited to LTS Damages or GTI Damages, as applicable, claimed in a written notice delivered to the Indemnifying Party (as defined below) within twelve (12) months after the Effective Time (the “Survival Period”).

(f)           GTI Restricted Cash.  During the Survival Period, GTI shall maintain in cash or cash equivalents an amount equal to the Ceiling Amount minus the amount of the Holdback that has not (at that time) been distributed to Purchaser pursuant to Sections 1.3 and/or 6.1 of this Agreement.

(g)           Indemnification Procedure. In the event that any claim is asserted or threatened against any party entitled to indemnification under this Agreement (the “Indemnified Party”), such Indemnified Party shall send prompt written notice to the party obligated to indemnify such Indemnified Party (the “Indemnifying Party”); provided, that the failure to deliver written notice of any claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party under this Section 6.1 with respect to such claim unless the Indemnifying Party’s ability to defend such claim has been materially adversely affected or prejudiced as a result of such failure.  Upon receipt of written notice of any claim against the Indemnified Party, the Indemnifying Party shall have the right to assume the defense of such claim at its sole cost and expense.  The Indemnified Party shall have the right to participate in and, if desired by the Indemnified Party, at its sole cost and expense, retain separate legal counsel.  In the event that the Indemnifying Party does not accept the defense of any claim, an Indemnified Party shall have the full right to defend against any such claim and shall be entitled to settle or agree to pay in full such claim, and the Indemnifying Party will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Party.  In addition, the Indemnifying Party shall not enter into any settlement or compromise, or consent to the entry of any judgment, with respect to any claim against an Indemnified Party without obtaining the prior written consent of such Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless the Indemnified Party would not incur any additional costs, expenses or liabilities as a result of such settlement, compromise or judgment.  In all events and circumstances, the Indemnifying Party and each Indemnified Party shall cooperate in the defense of any claim subject to this Section 6.1, and the records of each such party shall, if any applicable attorney-client privilege is not affected, be available to each such other Party with respect to any such defense.

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(h)           Exceptions.  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a third-party claim may adversely affect it or its Related Parties (including claims for Environmental Liability that could adversely affect the operations of the Business and claims that could adversely affect the customer base of the Business), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Party will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(i)           Payment.  Upon determination by agreement of the parties or by final nonappealable arbitration award pursuant to Section 7.5 that a party is entitled to indemnification under this Section 6.1, the Indemnifying Party shall promptly pay or reimburse, as appropriate, the Indemnified Party for any Damages to which the Indemnified Party is entitled to be indemnified under this Section 6.1.  The Indemnified Party is entitled to indemnification of any fees, costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in connection with enforcement of its right to indemnification pursuant to this Section 6.1.  The LTS Indemnified Parties are entitled to offset, setoff or recoup from the Indemnification Holdback against obligations of the GTI Group Members to indemnify the LTS Indemnified Parties for LTS Damages under this Section 6.1.

ARTICLE VII
Miscellaneous

7.1           Costs and Expenses. Subject to Section 1.4(h) and Section 3.2(a), and the remainder of this Section 7.1, each party shall bear all costs and expenses of its own legal and other professional advisors in connection with this Agreement and the Contemplated Transactions.  Sellers shall be responsible for the costs and expenses of either (i) real estate title commitments and policies or (ii) survey costs and appraisal expenses, whichever is determined by the parties to be less expensive as of the Closing Date; and Purchaser shall be responsible for the costs and expenses referred to in either clause (i) or (ii) above, whichever is determined by the parties to be more expensive as of the Closing Date.  All accrued expenses associated with any Leased Real Property included in the Purchased Assets, such as electricity, gas, water, sewer, telephone, security services and similar items, shall be prorated between Purchaser and Sellers as of the Closing Date.  Purchasers and Sellers shall settle such amounts within forty-five (45) days after the Closing.

7.2           Agents.  GTI is hereby appointed by Sellers as Sellers’ agent and attorney-in-fact to act for Sellers in any and all manner hereunder, and LTS Group Members may rely exclusively on GTI for any action it takes on behalf of Sellers. LTS is hereby appointed by Purchaser as Purchaser’s agent and attorney-in-fact to act for Purchaser in any and all manner hereunder, and GTI Group Members may rely exclusively on LTS for any action it takes on behalf of Purchaser.

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7.3           Notices.  All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices shall be effective upon receipt.  All deliveries shall be made to the following addresses:

(a)           if to LTS or the Purchaser, to:

Liberty Tire Services, LLC
Dominion Tower, Suite 3100
625 Liberty Avenue
Pittsburgh, PA 15222
Telephone:  412-562-0148
Facsimile:  412-562-0248
Attn:  Jeffrey D. Kendall and General Counsel
E-mail:  JKendall@LibertyTire.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
Attn:  David L. Forney, Esq.
Telephone:  412-355-6330
Facsimile:  412-355-6501
E-mail:  David.Forney@klgates.com

(b)           if to GTI or Sellers, to:

GreenMan Technologies, Inc.
7 Kimball Lane, Building A
Lynnfield, MA 01940
Attn:  Charles E. Coppa, CFO
Telephone:  781-224-2411
Facsimile:  781-224-0114
E-mail:  Coppagmt@aol.com

With a copy (which shall not constitute notice) to:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, MA 02451
Attn:  Carl Barnes, Esq.
Telephone:  781-622-5930
Facsimile:  781-622-5933
E-mail:  cbarnes@mbbp.com

or, at such other address as any of the parties shall have furnished in writing to the other parties hereto.

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7.4           Setoff; Assignment.  Purchaser shall be entitled to offset, setoff or recoup from any amounts due by Purchaser to Sellers under this Agreement (including the Holdback) or under any other agreement contemplated hereby against any obligation of the GTI Group Members to Purchaser under this Agreement or under any other agreement contemplated hereby.  This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement and the rights, interests and obligations under this Agreement may not be assigned by any party (by operation of law or otherwise) except that Purchaser may assign this Agreement and its rights and interests hereunder, in whole or in part to LTS or to any of its Affiliates or as collateral security or in connection with a sale of the Business.  No such assignment shall reduce any obligation of an LTS Group Member to any GTI Group Member or any obligation of a GTI Group Member to any LTS Group Member.  Any purported assignment in violation of the provisions hereof shall be null and void and without effect. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

7.5           Dispute Resolution. The parties shall cooperate in good faith to resolve any dispute that may arise under the Contemplated Transactions; provided, that if any party believes such dispute cannot be resolved by mutual agreement, then such dispute shall be resolved by arbitration in accordance with the Streamlined Arbitration Rules and Procedures (the “Rules”)of the American Arbitration Association.  Any such arbitration shall be conducted in Wilmington, Delaware or such other place as is mutually acceptable to Sellers and Purchaser by one arbitrator mutually acceptable to the parties involved in such arbitration or, if such parties are unable to agree on an arbitrator, the arbitrator shall be appointed in accordance with the rules of the American Arbitration Association.  The decision and award of any such arbitrator (which may include specific performance and injunctive relief) shall be made in writing, and shall be final and valid, nonappealable, binding upon the parties involved in such arbitration, and enforceable by any such party in any court of competent jurisdiction.  Notwithstanding any provision of this Agreement or the Rules to the contrary, no party will be eligible to receive, and the arbitrator shall not have the authority to award, exemplary, punitive, incidental, indirect or consequential damages (except with respect to claims for indemnification of LTS Damages or GTI Damages resulting from third-party claims for such Damages), and the arbitrator shall not have the authority to amend this Agreement.  In the event that any dispute regarding the Contemplated Transactions is resolved by arbitration pursuant to this Section 7.5, the prevailing party shall be entitled to recover from the non-prevailing party (or parties) the fees, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel) incurred by the prevailing party in connection with such action.

7.6           Consideration; Recitals; Governing Law.  The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement.  The consideration for this Agreement includes the mutual exchange of promises as well as all of the representations, warranties, covenants and obligations contained in this Agreement and the other agreements identified herein and therein being executed simultaneously with this Agreement.  The recitals beginning on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws doctrines.

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7.7           Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any arbitration award made pursuant to Section 7.5 and any action or proceeding seeking injunctive relief or seeking to compel specific performance of any provision of this Agreement or of any other agreement contemplated hereby may be brought against any party in the courts of (i) the Commonwealth of Pennsylvania, County of Allegheny, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Pennsylvania and (ii) the State of Minnesota, Counties of Hennepin and Ramsey or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota.  Subject to the foregoing limitations, each party consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to convenience of forum or venue laid in such courts.  Process in any action or proceeding referred to in the first sentence of this Section 7.7 may be served on any party anywhere in the world.  Each party agrees that, except as expressly set forth in the first sentence of this Section 7.7, the arbitration procedures set forth in Section 7.5 shall be the exclusive means for resolving disputes among any of the LTS Group Members and any of the GTI Group Members, and no party, or any of its Affiliates, shall commence any action or proceeding against any other party or any of its Affiliates in any court in any jurisdiction. The parties agree that any one or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum and to irrevocably select arbitration pursuant to Section 7.5 as the exclusive means for resolving disputes.

7.8           Entire Agreement; Severability; Cumulative Effect; Counterparts.  This Agreement, together with the exhibits and schedules hereto, sets forth a complete and exclusive statement of the promises, covenants, agreements, conditions and undertakings among the parties with respect to the subject matter of this Agreement.  This Agreement and the other agreements contemplated hereby supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the parties, including that certain letter agreement dated as of July 1, 2008 by and between LTS and the GTI Group Members, but excluding the Escrow Agreement dated as of July 8, 2008, by and among LTS, GTI and BNY Mellon, National Association, which shall survive the execution of this Agreement in accordance with its terms.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.  The rights and remedies of the parties expressly set forth in Article VI and this Article VII are the sole statement of the rights and remedies of the parties and exclude all other rights and remedies they otherwise might have now or hereafter at law, in equity, by statute or otherwise; provided, however, that such rights and remedies expressly set forth in Article VI and this Article VII are cumulative, and the exercise by a party of any one remedy available under such Articles will not preclude the exercise of any other such remedy.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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7.9           Exhibits and Schedules.  All exhibits and schedules identified herein shall be included in a letter of exhibits and schedules delivered by GTI to LTS and accepted by LTS on and as of the date of this Agreement.

7.10         Amendments; Waivers.  This Agreement may be amended, modified or waived only by an instrument in writing executed by LTS (which instrument shall be binding on the LTS Group Members) and GTI (which instrument shall be binding on the GTI Group Members). No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies.

[Remainder of this page intentionally left blank]

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The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence to this Agreement.

LIBERTY TIRE SERVICES, LLC

BY: /s/Jeffrey D. Kendall
NAME:  Jeffrey D. Kendall
TITLE:  CEO

LIBERTY TIRE SERVICES OF OHIO, LLC

BY: /s/Jeffrey D. Kendall
NAME:  Jeffrey D. Kendall
TITLE:  CEO

GREENMAN TECHNOLOGIES, INC.

BY:  /s/Lyle Jensen
NAME:  Lyle Jensen
TITLE:  CEO

GREENMAN TECHNOLOGIES OF
MINNESOTA, INC.

BY:  /s/Lyle Jensen
NAME:  Lyle Jensen
TITLE:  Vice President

GREENMAN TECHNOLOGIES OF
IOWA, INC.

BY:  /s/Lyle Jensen
NAME:  Lyle Jensen
TITLE:  Vice President

Signature Page – GreenMan Asset Pu rchase Agreement

GreenMan Technologies

Table of Contents

Page

ARTICLE V Representations and Warranties of The LTS Group Members		44

5.1	Organization	44
5.2	Enforceability	44
5.3	No Violation of Laws or Agreements; Legal Approvals; Consents	44
5.4	Brokers	44
5.5	Legal Proceedings	45

ARTICLE VI Indemnification		45

6.1	Survival; Indemnity.	45

ARTICLE VII Miscellaneous		47

7.1	Costs and Expenses	47
7.2	Agents	47
7.3	Notices	48
7.4	Setoff; Assignment	49
7.5	Dispute Resolution	49
7.6	Consideration; Recitals; Governing Law	49
7.7	Jurisdiction; Service of Process	50
7.8	Entire Agreement; Severability; Cumulative Effect; Counterparts	50
7.9	Exhibits and Schedules	51
7.10	Amendments; Waivers	51

-ii-

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Index of Exhibits and Schedules

Addendum	Certain Definitions

Exhibit A	Closing Date Certificate Example
Exhibit B	Form of Maust Employment Agreement
Exhibit C	Form of Sublease Agreement (Iowa Parcel I)
Exhibit D	Form of Real Property Lease (Iowa Parcels G & H)
Exhibit E	Form of Real Property Lease (Minnesota Location)
Exhibit F	Form of Supply Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Trade Name License
Exhibit I	Form of Voting Agreement
Exhibit J	Financial Statements
Exhibit K	Interim Balance Sheet
Exhibit L	EBITDA Calculation

Schedule 1.1(a)(ii)	GTIA’s Tangible Personal Property
Schedule 1.1(a)(iv)	GTIA’s Computer Equipment
Schedule 1.1(a)(vii)	GTIA’s Contracts
Schedule 1.1(a)(viii)	GTIA’s Governmental Authorizations
Schedule 1.1(a)(x)	GTIA’s Personal Property Leases
Schedule 1.1(c)	Assumed Indebtedness of GTIA
Schedule 1.1(f)	Allocation of GTIA Purchase Price
Schedule 1.2(a)(ii)	GTMN’s Tangible Personal Property
Schedule 1.2(a)(iv)	GTMN’s Computer Equipment
Schedule 1.2(a)(vii)	GTMN’s Contracts
Schedule 1.2(a)(viii)	GTMN’s Governmental Authorizations
Schedule 1.2(a)(x)	GTMN’s Personal Property Leases
Schedule 1.2(c)	Assumed Indebtedness of GTMN
Schedule 1.2(f)	Allocation of GTMN Purchase Price
Schedule 2.2(a)(v)	Certain Consents as Condition to Close
Schedule 4.1	Organization; Title
Schedule 4.3	Sellers’ Consents; Legal Approvals
Schedule 4.4(b)	Encumbrances; Permitted Encumbrances
Schedule 4.4(e)	Services and Transition Matters
Schedule 4.5(c)	Guarantees; Indebtedness
Schedule 4.6	EBITDA
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	No Changes
Schedule 4.9	Sellers’ Contracts
Schedule 4.10	Sellers’ Legal Proceedings; Environmental Matters
Schedule 4.11	Related Party Transactions
Schedule 4.12	Governmental Authorizations
Schedule 4.14	Leased Real Property
Schedule 4.15	Seller Employee Benefit Plans
Schedule 4.16	Employees
Schedule 4.17	Insurance
Schedule 4.19	Customers

Addendum
Certain Definitions

“Acquisition Proposal” means an inquiry, offer or proposal by any person (other than Purchaser or its Affiliates) to acquire directly or indirectly all or any material portion of the assets of GTI or of the Sellers, the Business or any of the capital stock of GTI or of the Sellers, whether by merger, consolidation, business combination or otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” for this purpose means the possession, directly or indirectly, of more than fifty percent of the voting power of a Person.

“Agreement” refers to this Asset Purchase Agreement, as amended from time to time.

“Asbestos Activity” means any possession, purchase, sale, brokering, owning, leasing, using, manufacturing, fabricating, controlling, handling, installing, encapsulating, disposing of, remediating or transporting any asbestos or any products, assets, materials, supplies or other property (including personal property and real property) containing asbestos.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other written or unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, Contract, policy, trust fund or arrangement for the benefit of employees employed by Sellers.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all of the following disclosed or exchanged between any LTS Group Member and any GTI Group Member in connection with the Contemplated Transactions and all of the following owned or possessed by Sellers:  (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customers, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the disclosing party’s documents or property or discussions with the disclosing party regardless of the form of the communication; (iv) all proprietary information of Sellers; and (v) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving party to the extent containing or based, in whole or in part, upon any information included in the foregoing.  “Confidential Information” shall not include any information (x) that was already known to a party prior to its disclosure to such party by another party to this Agreement, (y) that is known to others not bound by a duty of confidentiality, and (z) that is (or becomes) publicly available through no fault of such party.

“Consent” means any registration, filing, declaration, application, right of first refusal or notice to or with any Person and any consent, approval, permit, qualification, waiver, waiting period, authorization, or action of or by any Person other than a Governmental Body.  “Consent” shall include any consent, approval, waiver, authorization or other action required under any Contract or to prevent any assets or Liabilities of Sellers from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any Person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Contemplated Transactions” means the sale and purchase of the Purchased Assets and the transactions contemplated by this Agreement and each other agreement contemplated hereby.

“Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, whether or not legally binding, to which a Seller is a party or by which it or its assets may be affected.

“Damages” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage, deficiency, Liability, cost, expense, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amounts paid in investigation, defense or settlement of any of the foregoing; provided, however, that Damages shall in each case be calculated net of the amount of any Tax benefit reasonably expected to be realized within the next three fiscal years and the amount of insurance proceeds and indemnity and contribution and other direct tangible monetary benefits actually recovered by the such party from any third party.

 “Encumbrance” means any debt, mortgage, deed of trust, community or marital property interest, equitable interest, pledge, security interest, encumbrance, option, right of first option or refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, Liability, encroachment, right-of-way, servitude, restriction on use or any other burden, charge or restriction of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means all Legal Requirements that relate to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation, disposal or Release of Regulated Materials, including any Occupational Safety and Health Law, common law trespass, nuisance, property damage and similar common law theories.

“Environmental Liabilities” means any Damage or other Liability imposed upon or arising under any Environmental Law, including those consisting of or relating to any: (i) duty imposed by, breach of or noncompliance with any Environmental Law; (ii) environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Regulated Materials); (iii) Environmental Remedial Action undertaken by any person required by applicable Environmental Law; (iv) bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real or personal property), or other Damage of any other person (including any employee or former employee of such person); (v) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments; (vi) Hazardous Activity conducted by any person; (vii) the presence or Release of any Regulated Material at or on any property; and (viii) any Existing Environmental Condition.

“Environmental Remedial Action” means any and all actions required to (i) investigate, clean up, remediate, remove, treat, contain or in any other way address any Regulated Materials in the Environment; (ii) prevent the Release or threat of Release or minimize the further Release of Regulated Materials so they do not migrate or endanger public health or welfare or the indoor or outdoor Environment; and (iii) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care.  The term “Environmental Remedial Action” includes any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §9601(23), (24), and (25).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Existing Environmental Condition” means any Release of a Regulated Material or the presence of a Regulated Material on or in environmental media at any property (including the presence in surface water, groundwater, soils or subsurface strata, or air), other than the presence of a Regulated Material in locations and at concentrations that are naturally occurring, existing prior to or as of the Closing Date at any Leased Real Property or Facilities that are part of the Purchased Assets, including the subsequent migration of any Regulated Materials comprising such an environmental condition.

“Facility” means any real property, leasehold, or other real property interest currently or formerly owned, leased, controlled, used or operated by Sellers or any Predecessor (including the Leased Real Property) and any building, plant, structure or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned, leased, used or operated by Sellers.

“Governmental Authorization” means any permit, certificate, license, franchise, privilege, approval, registration and authorization required under, or otherwise made available by or under the authority of, any applicable Legal Requirement that is applicable to Sellers, the Purchased Assets or the Business or otherwise advisable in connection with, applicable to, or affecting the operation of or use in the Business.

“Governmental Body” means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision) or any body similar or related to the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Regulated Materials in, on, under, about, or from any Facility or any part of any Facility into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses a risk of harm to persons or property on or off any Facility, or that may adversely affect the value of any Facility.

“Indebtedness” shall mean as to any Person (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by notes, bonds (including surety or performance bonds) debentures or similar instruments; (iii) all obligations to pay the deferred purchase price of property, including obligations under any installment sale agreement, deferred purchase price, or earnout payment in connection with any business acquired (regardless of whether such acquisitions were of stock or assets or were pursuant to a merger or reorganization or other similar transaction); (iv) all obligations for equipment or personal property leases, real property leases and other arrangements that under GAAP must be capitalized or are in the nature of financing devices; and (v) any and all interest, fees, prepayment penalties or other payments with respect to any of the foregoing in clauses (i) through (iv).

“Knowledge” An individual will be deemed to have knowledge of a particular fact or other matter if:  (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation; provided, however, that no such individual shall be required to consult any docket or public records or make any inquiry of any unrelated third parties.  Knowledge with respect to Sellers or the GTI Group Members shall mean the Knowledge of Lyle Jensen, Charles Coppa and Mark Maust.

“Legal Approval” means any registration, filing, declaration, application, rights of first refusal or notice to or with any Person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any Governmental Body. “Legal Approval” shall include any consent, approval, waiver, authorization or other action required under any Contract or Governmental Authorization or to prevent any assets or Liabilities of Sellers from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any Person any rights or remedies as a result of the consummation of the Contemplated Transactions.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal, public or private) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule (including stock exchange rules), regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or Order of any kind or nature whatsoever including any judgment or principle of common law.

“Liability” with respect to any Person or any property of such Person, means any and all debt, liability or obligation of such Person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested and whether or not incurred directly by such Person or by any predecessor of such Person, whether or not required to be accrued on the financial statements of such Person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, setoff, recoupment, counterclaim or otherwise.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Site Location” means any location other than the Leased Real Property.

“Order” means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Permitted Encumbrance” means (i) any encumbrance for taxes, assessments or governmental charges or claims that are not yet delinquent, and (ii) in the case of the Leased Real Property, non-monetary charges and encumbrances of record that do not (either individually or in the aggregate) interfere with or detract from the use, marketability or value of the Leased Real Property.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.

“Predecessor” means any Person that is a predecessor entity or entities to Sellers by any legal means, including, without limitation, (i) pursuant to any Legal Requirement, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (ii) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Regulated Material” ” means any (i) hazardous substance as defined by any Environmental Law, (ii) any petroleum or petroleum product, oil or waste oil; (iii) any asbestos or polychlorinated biphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; and (v) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or Release is prohibited, limited, or regulated under any applicable Environmental Law. “Regulated Material” includes any mixture or solution of the foregoing, and all derivatives or synthetic substitutes of the foregoing.

“Related Party” means (i) GTI, (ii) any Affiliate (other than Sellers) of any GTI Group Member, (iii) any officer, director, partner, executor or trustee (or similar capacity) of any Person identified in clauses (i) or (ii) preceding, (iv) any spouse, sibling, ancestor, lineal descendant of or person who resides with any natural person identified in any one of the preceding clauses and any Affiliate of any such person, and (v) any Person with respect to whom any natural person identified in any one of the preceding is an officer, director, partner, executor or trustee (or similar capacity) and any Affiliate of any such person.

“Release” means any spill, leak, emission, discharge, deposit, disposal, escape, leach, dump or other release of any Regulated Material into the Environment, whether intentional or unintentional, including the abandonment or discarding of barrels, containers and other receptacles containing any Regulated Material.

“Security Right” means, with respect to any security, any option, warrant, subscription right, preemptive right, right to convert or exchange, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.  “Security Right” includes convertible or exchangeable debt or equity securities and any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer’s governing or organic documents or by Contract.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employee or other withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or other contract, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or payable under any tax-sharing agreement or any other contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.